Filed Pursuant to Rule 424(b)(3)
Registration No. 333-169533

COLE CREDIT PROPERTY TRUST IV, INC.

SUPPLEMENT NO. 6 DATED JULY 25, 2012

TO THE PROSPECTUS DATED FEBRUARY 15, 2012

This document supplements, and should be read in conjunction with, the prospectus of Cole Credit Property Trust IV, Inc. dated February 15, 2012. This Supplement No. 6 supersedes and replaces all previous supplements to the prospectus. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.

The purpose of this supplement is to describe the following:

(1)	the status of the offering of shares of Cole Credit Property Trust IV, Inc.;
(2)	updates to our suitability standards;
(3)	the revision of the disclosure pertaining to filling vacancies on our board of directors;
(4)	updates to our management;
(5)	the revision of the disclosure pertaining to our investment objectives;
(6)	an update to our prior performance summary;
(7)	revisions to our distribution reinvestment plan;
(8)	recent real property investments;
(9)	placement of debt on certain real property investments;
(10)	potential real property investments;
(11)	a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section substantially the same as that which was included in our Quarterly Report on Form 10-Q filed effective May 15, 2012;
(12)	updated financial information regarding Cole Credit Property Trust IV, Inc. and certain acquired properties;
(13)	an update to our Prior Performance Tables included in Appendix A of our prospectus; and
(14)	the delivery of revised forms of our Initial Subscription Agreement, Additional Subscription Agreement and alternative Subscription Agreement, as disclosed in Appendices B, C and D, respectively.

Status of Our Public Offering

The registration statement for our initial public offering of 300,000,000 shares of common stock was declared effective by the Securities and Exchange Commission on January 26, 2012. Of these shares, we are offering 250,000,000 shares in a primary offering and up to 50,000,000 shares pursuant to our distribution reinvestment plan. On April 13, 2012, we satisfied the general conditions of our escrow agreement and issued 308,206 shares of the Company’s common stock in the offering, resulting in gross proceeds of approximately $3.1 million. We also have satisfied special escrow provisions for residents of certain states, but as of July 6, 2012 we had not satisfied the special escrow provisions for residents of Pennsylvania and, therefore, we had not accepted subscriptions from residents of Pennsylvania.

During the month of June 2012, we accepted investors’ subscriptions for, and issued, approximately 2.4 million shares of our common stock in the offering, resulting in gross proceeds to us of approximately $23.5 million. As of July 6, 2012, we had accepted investors’ subscriptions for, and issued, approximately 5.3 million shares of our common stock in the offering, resulting in gross proceeds to us of approximately $52.4 million.

We will offer shares of our common stock pursuant to the offering until January 26, 2014, unless all shares being offered have been sold, in which case the offering will be terminated. If all of the shares we are offering in the offering have not been sold by January 26, 2014, we may extend the offering as permitted under applicable law. In addition, at the discretion of our board of directors, we may elect to extend the termination date of our offering of shares reserved for issuance pursuant to our distribution reinvestment plan until we have sold all shares allocated to such plan through the reinvestment of distributions, in which case participants in the plan will be notified. The offering must be registered in every state in which we offer or sell shares. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually. We reserve the right to terminate this offering at any time prior to the stated termination date.

Suitability Standards

The following information supersedes and replaces the suitability standards for investors in Iowa and Ohio, respectively, set forth in the third paragraph of the section of our prospectus captioned “Suitability Standards” beginning on page i of the prospectus, and adds a new suitability standard to that section for investors in New Mexico:

•	Iowa and New Mexico — Investors may not invest, in the aggregate, more than 10% of their liquid net worth in us and all of our affiliates.

•

Ohio — Investors may not invest, in the aggregate, more than 10% of their liquid net worth in us, our affiliates and other non-traded real estate investment programs. For purposes of this limitation, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

Revised Disclosure Pertaining to Vacancies on Our Board of Directors

The fifth paragraph of the “Management — General” section on page 58 of the prospectus is superseded and replaced in its entirety with the following language:

Any vacancy created by the death, resignation, removal, adjudicated incompetence or other incapacity of a director may be filled only by a vote of a majority of the remaining directors. Any vacancy created by an increase in the number of directors must be filled by an affirmative vote of the board of directors, including a majority of the independent directors. Independent directors shall nominate replacements for vacancies in the independent director positions or to fill newly-created independent director positions. If at any time there are no directors in office, successor directors shall be elected by the stockholders. Each director will be bound by our charter and bylaws.

Management

The “Management — Executive Officers and Directors” section beginning on page 60 of the prospectus and all similar discussions appearing throughout the prospectus are supplemented with the following information:

On March 1, 2012, Lawrence S. Jones and Marc T. Nemer were each elected to our board of directors, with Mr. Jones elected to serve as an independent director. In addition, Mr. Jones was selected to serve as chairman of our audit committee.

Below is certain information about Mr. Jones background.

Lawrence S. Jones, age 65, has served as an independent director and as the chairman of our audit committee since March 2012. Mr. Jones served as the managing director of Encore Enterprises, Inc. — Equity Funds, a real estate development company, from August 2008 to April 2010. Previously, he served as a senior audit partner with PricewaterhouseCoopers LLP from September 1999 to July 2007, where he was the financial services industry leader for the Dallas and Houston markets from September 1999 to July 2006, and the firm’s representative to the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT) from 1999 to 2007. Prior to joining PricewaterhouseCoopers LLP, Mr. Jones served from March 1998 to June 1999 as executive vice president and treasurer of Wyndham International, Inc., an upscale and luxury hotel operating company. Mr. Jones began his career in 1972 at Coopers & Lybrand, a predecessor of PricewaterhouseCoopers LLP, and served as the partner in charge of Coopers & Lybrand’s national real estate investment trust (REIT) practice from 1992 until March 1998. From July 1982 to June 1984, Mr. Jones served as a professional accounting fellow with the Office of the Chief Accountant of the Securities and Exchange

Commission in Washington, D.C. Mr. Jones has previously served as a director of the Dallas Arts District Alliance and is currently a member of the Dallas Park and Recreation Board, the National Association of Corporate Directors, NAREIT, the Urban Land Institute (ULI) and the American Institute of Certified Public Accountants. Mr. Jones is a past-president of the Haas School of Business Alumni Association (University of California at Berkeley). He served as an independent director of Moody National REIT I, Inc. from March 2010 to February 2012. Mr. Jones received a B.A. degree in Economics and Corporate Finance from the University of California at Berkeley and a Master’s Degree in Corporate Finance from the UCLA Anderson School of Management. Mr. Jones was selected to serve as a director of our company because of his extensive experience as a certified public accountant and as a real estate industry executive, with strong leadership, management and technical skills, all of which are expected to bring valuable insight to our board of directors.

The background of Mr. Nemer is described in the “Management — The Advisor” section beginning on page 65 of the prospectus. Mr. Nemer was selected to serve as a director of our company because of his extensive knowledge and relationships within the non-exchange traded REIT industry, his knowledge of the Cole Real Estate Investments organization in his capacity as its chief executive officer and president, and his legal, regulatory and compliance experience, all of which are expected to bring valuable insight to our board of directors.

Revised Disclosure Pertaining to Our Investment Objectives

The following language supersedes and replaces the heading and the first paragraph of the “Investment Objectives and Policies — Our Competitive Strengths” section on page 88 of the prospectus:

Our Potential Competitive Strengths

We believe that we will be able to distinguish ourselves from other owners, operators and acquirers of retail and other income-producing properties. We believe our long-term success will be supported through the following potential competitive strengths:

The following paragraph is added to the end of the “Investment Objectives and Policies — Our Competitive Strengths” section on page 89 of the prospectus:

While we believe that these factors will help distinguish us from our competitors and contribute to our long-term success, there is no guarantee that they will provide us with any actual competitive advantages.

Prior Performance Summary

The following information supersedes and replaces the section of our prospectus captioned “Prior Performance Summary” beginning on page 110 of the prospectus:

Prior Investment Programs

The information presented in this section and in the Prior Performance Tables attached to this prospectus provides relevant summary information on the historical experience of the real estate programs managed over the last ten years by our sponsor, Cole Real Estate Investments, including certain officers and directors of our advisor. The prior performance of the programs previously sponsored by Cole Real Estate Investments is not necessarily indicative of the results that we will achieve. For example, most of the prior programs were privately offered and did not bear a fee structure similar to ours, or the additional costs associated with being a publicly held entity. Therefore, you should not assume that you will experience returns comparable to those experienced by investors in prior real estate programs sponsored by Cole Real Estate Investments.

We intend to conduct this offering in conjunction with future offerings by one or more public and private real estate entities sponsored by Cole Real Estate Investments. To the extent that such entities have the same or similar objectives as ours or involve similar or nearby properties, such entities may be in competition with the properties acquired by us. See the “Conflicts of Interest” section of this prospectus for additional information.

The Prior Performance Tables set forth information as of the dates indicated regarding the prior programs subject to public reporting requirements, including (1) experience in raising and investing funds (Table I); (2) compensation to the sponsor and its affiliates (Table II); (3) annual operating results of prior real estate programs (Table III); and (4) results of sales or disposals of properties (Table V). The Company has not included the results of completed programs (Table IV) since none of the prior public real estate programs sponsored by Cole Real Estate Investments have completed their operations during the five years ended December 31, 2011. Additionally, Table VI, which is contained in Part II of the registration statement for this offering and which is not part of this prospectus, contains certain additional information relating to properties acquired by these prior real estate programs. We will furnish copies of such tables to any prospective investor upon request and without charge. The purpose of this prior performance information is to enable you to evaluate accurately the experience of our advisor and its affiliates in sponsoring like programs. The following discussion is intended to summarize briefly the objectives and performance of the prior real estate programs and to disclose any material adverse business developments sustained by them. As of December 31, 2011, approximately 98% of the prior real estate programs had investment objectives similar to those of this program, based on number of programs.

Summary Information

Prior Private Programs

During the period from January 1, 2002 to December 31, 2011, Cole Real Estate Investments sponsored 63 privately offered programs, including four limited partnerships, four debt offerings, 27 Delaware Statutory Trusts, 26 tenant-in-common programs, and CCPT I, a privately offered REIT, each with similar investment objectives to those of this program, and one limited partnership that did not have similar investment objectives to this program. As of December 31, 2011, such privately offered prior programs have raised approximately $654.0 million from approximately 5,900 investors.

With respect to the four privately offered limited partnerships sponsored by Cole Real Estate Investments during the period from January 1, 2002 to December 31, 2011, which had similar investment objectives to this program, affiliates of our advisor have been general partners in each limited partnership. In total, limited partnership interests were sold to approximately 1,400 investors, raising approximately $65.7 million of capital. The foregoing partnerships have purchased in the aggregate 25 properties for an approximate acquisition cost of $171.0 million, of which approximately 68.4% is attributable to 23 single-tenant retail and commercial properties and 31.6% is attributable to two shopping centers. The properties were located in the following states: three in Tennessee; three in Oklahoma; two in California; two in Florida; two in Ohio; and one each in Alabama, Arizona, Indiana, Iowa, Kentucky, Michigan, Missouri, New Mexico, New York, South Carolina, Texas, Virginia and Washington. The properties have been purchased on terms varying from all cash to market rate financing. All of the 25 properties have been sold and each of the limited partnerships has completed operations.

The four privately offered limited partnerships, Cole Credit Property Fund I, LP (CCPF), Cole Credit Property Fund II, LP (CCPF II), Cole Santa Fe Investors, LP and Cole Boulevard Square Investors, LP, achieved average annual returns ranging from approximately 8.07% to approximately 15.36% during the life of the respective partnership through the date of liquidation.

Two of the privately offered limited partnerships, CCPF and CCPF II, disposed an aggregate of 22 properties through a sale to CCPT II for $121.2 million. In accordance with CCPT II’s charter, CCPT II’s board of directors, including all of its independent directors, not otherwise interested in the transactions, approved these purchases as being fair and reasonable to CCPT II at a price in excess of the cost paid by the affiliated seller, and determined that there was substantial justification for the excess cost. In addition, the limited partners of CCPF and CCPF II approved the sales.

With respect to the one privately offered limited partnership sponsored by Cole Real Estate Investments during the period from January 1, 2002 to December 31, 2011, Cole Growth Opportunity Fund I LP (CGOF), which did not have similar investment objectives to this program, an affiliate of our advisor serves as the general partner. Unlike the investment approach of our sponsor’s other programs, which were designed to provide current income through the payment of cash distributions, CGOF is designed to invest in properties located in high growth markets in the early stages of development, where value added investment strategies could be implemented with the objective of realizing appreciation through the sale or other form of disposition of properties. As of December 31, 2011, CGOF had raised approximately $26.3 million from approximately 400 investors and owned directly, or indirectly through investments in joint ventures, a total of four properties, including three properties in Arizona and one property in Nevada, for an aggregate cost of approximately $27.3 million including development related costs. As of December 31, 2011, none of these properties had been sold.

In addition to the partnerships described above, as of December 31, 2011, affiliates of our advisor had issued an aggregate of approximately $114.2 million in collateralized senior notes through four privately offered debt programs and had acquired an aggregate of 123 single-tenant retail properties, 40 single-tenant commercial properties, three multi-tenant retail properties and one land parcel in 37 states for an aggregate acquisition cost of approximately $1.0 billion. The debt offerings are considered to be prior programs, as proceeds were primarily used to invest in single-tenant income-producing retail and commercial properties. One of the primary purposes of the note programs was to enable Cole Real Estate Investments to acquire assets that might be suitable for its tenant-in-common program and Delaware Statutory Trust program and for acquisition by one of its equity programs pending such time as the respective program had sufficient capital and/or corporate approval to acquire the asset. As of December 31, 2011, 163 of the properties had been sold, of which eight were sold to CCPT I, one land parcel was sold to CGOF, 17 were sold to CCPT II, six were sold to CCPT III, one was sold to CCIT, 26 were sold to participants in Cole Real Estate Investment’s tenant-in-common program, 52 were sold to participants in Cole Real Estate Investment’s Delaware Statutory Trust program and the remaining 52 properties were sold to unrelated third parties. On April 28, 2006, an affiliate of our advisor redeemed at par all of the approximately $28.0 million in collateralized senior notes issued under the first debt offering. On April 6, 2009, an affiliate of our advisor redeemed at par all of the approximately $28.8 million in collateralized senior notes issued under the second debt offering. On March 11, 2011, an affiliate of our advisor redeemed at par all of the approximately $28.7 million in collateralized senior notes issued under the third debt offering.

In addition, Cole Real Estate Investments offered properties to Section 1031 exchange investors through the sale of tenant-in-common ownership interests in such properties. As of December 31, 2011, aggregate ownership interests in 26 properties of approximately $171.4 million had been sold in 26 private offerings of properties located in 15 states. The value of such tenant-in-common ownership interests was determined by the aggregate purchase price, including acquisition costs, of the properties. In addition, Cole Real Estate Investments offered properties through a Delaware statutory trust program whereby beneficial interests were offered in trusts that acquired real property. As of December 31, 2011, aggregate ownership interests in 52 properties of approximately $176.1 million had been sold in 27 private offerings of properties located in 21 states. The value of such beneficial interests was determined by the aggregate purchase price, including acquisition costs, of the real property acquired. Each of the programs described in this paragraph were still in operation as of December 31, 2011 and have similar investment objectives to this program.

On April 6, 2004, CCPT I commenced a private placement of shares of its common stock for $10.00 per share, subject to certain volume and other discounts. CCPT I completed the private placement on September 16, 2005, after having raised aggregate gross proceeds of approximately $100.3 million. As of December 31, 2011, CCPT I had approximately 1,400 investors, and had acquired 42 single-tenant retail properties located in 19 states for an aggregate acquisition cost of approximately $199.1 million. CCPT I has similar investment objectives to this program. Additionally, as of December 31, 2011, CCPT I had sold one property for $19.1 million. CCPT I disclosed in its private placement memorandum a targeted liquidity event by February 1, 2016. Such targeted date has not yet occurred, and CCPT I has not had a liquidity event. See the Prior Performance Tables for additional information regarding this program.

Upon written request, any potential investor may obtain, without charge, the most recent annual report on Form 10-K filed with the Securities and Exchange Commission by CCPT I within the last 24 months. For a reasonable fee, CCPT I will provide copies of any exhibits to such Form 10-K.

During the period from January 1, 2002 to December 31, 2011, the prior private programs purchased an aggregate of 229 properties located in 40 states. The table below gives information about these properties by region.

	Properties Purchased
Location	Number	% of Total Purchase Price
South	113	44.6%
Midwest	63	29.4%
West	30	20.0%
Northeast	23	6.0%

	229	100.0%

Based on the aggregate purchase price of the 229 properties, approximately 76.0% were single-tenant retail properties, approximately 13.8% were shopping centers, approximately 9.4% were single-tenant commercial properties, and approximately 0.8% was land. The following table shows a breakdown of the aggregate amount of the acquisition and development costs of the properties purchased by the prior private real estate programs sponsored by Cole Real Estate Investments as of December 31, 2011:

Type of Property	New	Used	Construction
Retail/Commercial	28.0%	70.8%	1.2%
Land	—	100%	—

As of December 31, 2011, these private programs had sold 184, or 86.6% of the total 229 properties purchased, of which 39 properties were sold to CCPT II, six properties were sold to CCPT III, one was sold to CCIT and 138 properties were sold to unrelated third parties. Of the 138 properties sold to unrelated third parties, 26 properties sold to participants in Cole Real Estate Investment’s tenant-in-common program and 52 properties sold to participants in Cole Real Estate Investment’s Delaware Statutory Trust program. The original purchase price of the properties that were sold was approximately $1.2 billion, and the aggregate sales price of such properties was approximately $1.3 billion.

During the three years ended December 31, 2011, the prior private real estate programs purchased one single-tenant commercial property located in San Antonio, Texas for $32.9 million.

Prior Public Programs

Other than our company, Cole Real Estate Investments sponsored four publicly offered REITs, CCPT II, CCPT III, CCIT and Cole Income NAV Strategy, during the period from January 1, 2002 to December 31, 2011. CCPT II, CCPT III, CCIT and Cole Income NAV Strategy each have similar investment objectives to this program. As of December 31, 2011, CCPT II had raised approximately $2.2 billion from approximately 41,000 investors, CCPT III had raised approximately $3.9 billion from approximately 87,000 investors, CCIT had raised approximately $13.5 million from approximately 400 investors and Cole Income NAV Strategy had raised $10.0 million from one investor, an affiliate of our sponsor. For more detailed information about the experience of our sponsor in raising and investing funds for CCPT II and CCPT III and compensation paid to the sponsors of CCPT II, CCPT III, CCIT and Cole Income NAV Strategy, see Tables I and II of the Prior Performance Tables.

On June 27, 2005, CCPT II commenced an initial public offering of shares of its common stock for $10.00 per share, subject to certain volume and other discounts, in a primary offering, and for $9.50 per share pursuant to a distribution reinvestment plan. CCPT II terminated its initial public offering on May 22, 2007 and commenced a follow-on public offering on May 23, 2007. Pursuant to the follow-on offering, CCPT II offered and sold shares of its common stock for $10.00 per share, subject to certain volume and other discounts, in a primary offering, and for $9.50 per share pursuant to its distribution reinvestment plan. CCPT II terminated its follow-on offering on January 2, 2009, although it continues to offer and sell shares of its common stock to existing CCPT II stockholders pursuant to its distribution reinvestment plan. As of December 31, 2011, CCPT II had raised approximately $2.2 billion from approximately 41,000 investors and had acquired 419 single-tenant retail properties, 312 single-tenant commercial properties, and 22 multi-tenant retail properties in an aggregate of 45 states and the U.S. Virgin Islands for an aggregate acquisition cost of approximately $3.3 billion. CCPT II also acquired indirect interests in one multi-tenant retail property through an unconsolidated joint venture for approximately $53.7 million and in a ten self-storage property portfolio through an unconsolidated joint venture for approximately $70.7 million. CCPT II disclosed in its prospectus a targeted liquidity event by May 22, 2017. On June 28, 2011, CCPT II disclosed that Cole Real Estate Investments is actively exploring options to successfully exit CCPT II’s portfolio. CCPT II has stated that the potential exit strategies it is evaluating include, but are not limited to, a sale of the company or all or a portion of its portfolio, a merger or other business combination, or a listing of the company’s stock on a national securities exchange. Such targeted liquidity date has not yet occurred, and CCPT II has not finalized a plan for, or had, a liquidity event.

On October 1, 2008, CCPT III commenced an initial public offering of shares of its common stock for $10.00 per share, subject to certain volume and other discounts, in a primary offering, and for $9.50 per share pursuant to a distribution reinvestment plan. CCPT III terminated its initial public offering on October 1, 2010 and commenced a follow-on public offering on October 1, 2010. Pursuant to the follow-on offering, CCPT III sold shares of its common stock for $10.00 per share, subject to certain volume and other discounts, in a primary offering, and for $9.50 per share pursuant to its distribution reinvestment plan. CCPT III ceased issuing shares in its follow-on offering on April 27, 2012, although it continues to offer and sell shares of its common stock to existing CCPT III stockholders pursuant to its distribution reinvestment plan. As of December 31, 2011, CCPT III had raised approximately $3.9 billion from approximately 87,000 investors and had acquired 502 single-tenant retail properties, 135 single-tenant commercial properties, 53 multi-tenant retail properties, and 3 land parcels under construction in an aggregate of 47 states for an aggregate acquisition cost of approximately $5.2 billion, or a total of 693 properties, which includes three consolidated joint ventures. In addition, through two unconsolidated joint venture arrangements, as of December 31, 2011, CCPT III had interests in seven properties comprising 935,000 gross rentable square feet of commercial space. CCPT III disclosed in its prospectus that, while it does not have a fixed liquidity event date, if it does not list its shares of common stock on a national securities exchange by October 1, 2020, CCPT III’s charter requires that it either seek stockholder approval of an extension or elimination of the listing deadline or stockholder approval of the liquidation and dissolution of CCPT III. If CCPT III does not obtain either such stockholder approval, its charter does not require a liquidity event and CCPT III could continue to operate as before.

The offering price for CCPT III’s shares of common stock is not based on the expected book value or expected net asset value of CCPT III’s proposed investments, or its expected operating cash flows. Although CCPT III’s board of directors may do so at any time in its discretion, it is not anticipated that CCPT III’s board of directors will undertake a process for estimating the per share value of CCPT III’s common stock for the 18-month period following the termination of the follow-on offering.

CCPT III’s share redemption program provides, in general, that the number of shares CCPT III may redeem are limited to 5% of the weighted average number of shares outstanding during the trailing twelve-month period prior to the end of the fiscal quarter for which redemptions are paid. In addition, the cash available for redemption is limited to the proceeds from the sale of shares pursuant to its distribution reinvestment plan. As of December 31, 2011, CCPT III has redeemed in full all valid redemption requests received in good order. A valid redemption request is one that complies with the applicable requirements and guidelines of CCPT III’s share redemption program.

On February 10, 2011, CCIT commenced an initial public offering of shares of its common stock for $10.00 per share, subject to certain volume and other discounts, in a primary offering, and for $9.50 per share pursuant to a distribution reinvestment plan. As of December 31, 2011, CCIT had raised approximately $13.5 million from approximately 400 investors and had acquired one single-tenant commercial property for an acquisition cost of approximately $32.9 million.

CCIT’s share redemption program provides, in general, that the number of shares CCIT may redeem are limited to 5% of the weighted average number of shares outstanding during the trailing twelve-month period prior to the end of the fiscal quarter for which redemptions are paid. In addition, the cash available for redemption is limited to the proceeds from the sale of shares pursuant to its distribution reinvestment plan. As of December 31, 2011, CCIT had not received any redemption requests or redeemed any shares under its share redemption program.

On December 6, 2011, Cole Income NAV Strategy commenced an initial public offering of up to $4.0 billion in shares of its common stock at an initial offering price of $15.00 per share. The conditions of the escrow agreement were satisfied on December 7, 2011, and thereafter, the per share purchase price of Cole Income NAV Strategy’s common stock varies from day-to-day, and on any given business day is equal to its net asset value (NAV) divided by the number of shares of its common stock outstanding as of the end of business on such day. The purchase price for shares under the distribution reinvestment program will be equal to the NAV per share on the date that the distribution is payable, after giving effect to the distribution. As of December 31, 2011, Cole Income NAV Strategy had raised approximately $10.0 million from Cole Holdings Corporation, an affiliate of our sponsor, and had acquired eight single-tenant retail properties and one multi-tenant retail property in an aggregate of seven states for an aggregate acquisition cost of approximately $31.0 million.

Cole Income NAV Strategy’s share redemption program provides that, in each calendar quarter, net redemptions will be limited to 5% of Cole Income NAV Strategy’s total NAV as of the end of the immediately preceding quarter. If less than the full 5% limit available for a quarter is used, the unused percentage will be carried over to the next quarter, but the maximum carryover percentage cannot exceed 15% in the aggregate, and net redemptions in any quarter may not exceed 10% of the prior quarter end’s NAV. In the event that redemptions exceed the quarterly limit, additional redemption limitations will apply in the following quarter. As of December 31, 2011, Cole Income NAV Strategy had not received any redemption requests and had not redeemed any shares under its share redemption program.

During the period from January 1, 2002 to December 31, 2011, the prior public real estate programs purchased 1,456 properties located in 47 states and the U.S. Virgin Islands. The table below gives information about these properties by region.

	Properties Purchased
Location	Number	% of Total Purchase Price
South	820	47.7%
Midwest	380	22.3%
West	141	21.7%
Northeast	114	8.2%
U.S. Virgin Islands	1	0.1%

	1,456	100.0%

Based on the aggregate purchase price of the 1,456 properties, approximately 50.0% were single-tenant retail properties, approximately 25.8% were single-tenant commercial properties, approximately 24.1% were multi-tenant retail properties, and approximately 0.1% was land.

The following table shows a breakdown of the aggregate amount of the acquisition and development costs of the properties purchased by the prior public real estate programs sponsored by Cole Real Estate Investments as of December 31, 2011:

Type of Property	New	Used	Construction
Retail/Commercial	10.3%	89.7%	—
Land	—	0.4%	99.6%

As of December 31, 2011, the prior public programs had not sold any of the 1,456 properties purchased by these public programs; however, on September 30, 2011, CCPT II sold 100% of its interest in the unconsolidated joint venture that owned and operated ten self-storage properties for gross cash proceeds of $19.1 million.

During the three years ended December 31, 2011, the prior public real estate programs had purchased 782 properties located in 47 states. The table below gives information about these properties by region.

	Properties Purchased
Location	Number	% of Total Purchase Price
South	405	45.7%
Midwest	216	18.7%
West	83	26.3%
Northeast	78	9.3%

	782	100.0%

Based on the aggregate purchase price of the 782 properties, approximately 47.4% were single-tenant retail properties, approximately 26.3% were single-tenant commercial properties, approximately 26.2% were multi-tenant retail properties, and approximately 0.1% was land. A total of 37 of the properties were purchased with a combination of offering proceeds and mortgage notes payable and the remaining 745 properties were purchased solely using offering proceeds.

Upon written request, any potential investor may obtain, without charge, the most recent annual report on Form 10-K filed with the Securities and Exchange Commission by CCPT II, CCPT III, CCIT and Cole Income NAV Strategy within the last 24 months. For a reasonable fee, CCPT II, CCPT III, CCIT and Cole Income NAV Strategy will provide copies of any exhibits to such Form 10-K.

Liquidity Track Record

Prior Private Programs

Of the 63 prior private programs sponsored by Cole Real Estate Investments discussed above, 34 of them disclosed a targeted date or time frame for liquidation in their private placement memorandum. Of the 34 programs that made such disclosure, five programs liquidated by the date or within the time frame set forth in their private placement memorandum. With respect to the remaining 29 programs that made such disclosure, the targeted date or time frame for liquidation has not yet occurred, and those programs were still in operation as of December 31, 2011.

Prior Public Programs

Of the four prior public programs sponsored by Cole Real Estate Investments discussed above, two of them, CCPT II and CCPT III, disclosed in their prospectus a targeted date or time frame for listing their shares on a national securities exchange or seeking stockholder approval of either (1) an extension or elimination of the listing deadline, or (2) a liquidation. With respect to each of the programs, the targeted date or time frame for listing or seeking such stockholder approval has not yet occurred, and the programs are still in operation as of December 31, 2011. CCIT has not established a targeted date or time frame for pursuing a liquidity event, although it has disclosed in its prospectus that it expects to engage in a strategy to provide its investors with liquidity at a time and in a method recommended by its advisor and determined by its independent directors to be in the best interests of its stockholders. Accordingly, the timing and method of any liquidity event for CCIT is undetermined as of December 31, 2011. Cole Income NAV Strategy is structured as a perpetual-life, non-exchange traded REIT, which means that, subject to regulatory approval of registrations for additional future offerings, it will be selling shares of its common stock on a continuous basis and for an indefinite period of time.

Adverse Business and Other Developments

Adverse changes in general economic conditions have occasionally affected the performance of the prior programs. The following discussion presents a summary of significant adverse business developments or conditions experienced by Cole Real Estate Investment’s prior programs over the past ten years that may be material to investors in this offering.

Share Valuation

CCPT I stated in its private placement memorandum that after two years from the last offering of its shares of common stock, CCPT I would provide an estimated value per share for the principal purpose of assisting fiduciaries of plans subject to the annual reporting requirements of ERISA, and IRA trustees or custodians, which prepare reports relating to an investment in CCPT I’s shares of common stock. On January 13, 2012, CCPT I announced that its board of directors approved an estimated value of CCPT I’s common stock of $7.95 per share as of December 31, 2011. This is an increase from the previously reported estimated value of CCPT I’s common stock of $7.65 per share estimated value as of December 31, 2010 and 2009, announced by CCPT I on January 13, 2011 and February 1, 2010, respectively. The shares of CCPT I’s common stock were originally sold at a gross offering price of $10.00 per share. The principal reason for the decrease in share value beginning with the December 31, 2009 valuation was a decline in real estate values, despite CCPT I’s properties maintaining a 100% occupancy rate. The decline in values resulted from disruptions in the credit markets and the general economic conditions. In determining an estimated value of CCPT I’s shares of common stock in January 2012, the board of directors of CCPT I relied upon information provided by an independent investment banking firm that specializes in providing real estate financial services, and information provided by CCPT I Advisors. In determining on estimated value of CCPT I’s shares of common stock in January 2011 and February 2010, the board of directors of CCPT I relied on information provided by an independent consultant that specializes in valuing commercial real estate companies, and information provided by CCPT I Advisors. The statements of value were only an estimate and may not reflect the actual value of CCPT I’s shares of common stock. Accordingly, there can be no assurance that the estimated value per share would be realized by CCPT I’s stockholders if they were to attempt to sell their shares or upon liquidation.

In February 2009, FINRA informed broker dealers that sell shares of non-exchange traded REITs that broker dealers may not report, in a customer account statement, an estimated value per share that is developed from data more than 18 months old. To assist broker dealers in complying with the FINRA notice, the board of directors of CCPT II established an estimated value of CCPT II’s common stock of $9.35 per share as of July 27, 2011. This is an increase from the previously reported estimated share value of $8.05 per share announced on June 22, 2010. The shares of CCPT II’s common stock were originally sold at a gross offering price of $10.00 per share. The principal reason for the initial decrease in share value was a decline in real estate values resulting from disruptions in the credit markets and the general economic conditions, in addition to a decline in CCPT II’s occupancy rate to 94%. CCPT II’s occupancy rate increased to 96% as of December 31, 2011. In determining an estimated value of CCPT II’s shares of common stock in July 2011, the board of directors of CCPT II relied upon information provided by an independent investment banking firm that specializes in providing real estate financial services, and information provided by CCPT II Advisors. In determining an estimated value of CCPT II’s shares of common stock in June 2010, the board of directors of CCPT II relied upon information provided by an independent consultant that specializes in valuing commercial real estate companies, and information provided by CCPT II Advisors. The statements of value were only an estimate and may not reflect the actual value of CCPT II’s shares of common stock. Accordingly, there can be no assurance that the estimated value per share would be realized by CCPT II’s stockholders if they were to attempt to sell their shares or upon liquidation. CCPT II’s board of directors is expected to announce an updated estimated value of CCPT II’s shares of common stock within 18 months after July 27, 2011.

Distributions and Redemptions

From June 2005 through February 2010, CCPT I paid a 7.00% annualized distribution rate based upon a purchase price of $10.00 per share. However, beginning in March 2010, CCPT I reduced its annualized distribution rate to 5.00% based on a purchase price of $10.00 per share, or 6.29% based on the most recent estimated value of $7.95 per share. The principal reasons for the lower distribution rate were the approximately $50 million of fixed rate debt that was to mature by year-end 2010 and the prevailing credit markets, which dictated higher interest rates upon refinancing and amortization provisions, requiring CCPT I to pay down a portion of the principal on a monthly basis over the life of the loan. As of December 31, 2011, CCPT I had paid approximately $43.8 million in cumulative distributions since inception. The distributions were fully funded by net cash provided by operating activities.

Pursuant to CCPT I’s share redemption program, the company may use up to 1% of its annual cash flow, including operating cash flow not intended for distributions, borrowings, and capital transactions such as sales or refinancings, to satisfy redemption requests. Accordingly, CCPT I’s board of directors must determine at the beginning of each fiscal year the maximum amount of shares that CCPT I may redeem during that year. CCPT I’s board of directors determined that there was an insufficient amount of cash available for redemptions during the years ending December 31, 2008, 2009, 2010, 2011 and 2012. CCPT I continues to accept redemption requests which are considered for redemption if and when sufficient cash is available to fund redemptions. Requests relating to approximately 284,000 shares remained unfulfilled as of December 31, 2011.

From October 2005 through February 2006, CCPT II paid a 6.00% annualized distribution rate based upon a purchase price of $10.00 per share; from March 2006 through June 2006, CCPT II paid a 6.25% annualized distribution rate based upon a purchase price of $10 per share; from July 2006 through June 2007, CCPT II paid a 6.50% annualized distribution rate based upon a purchase price of $10.00 per share; from July 2007 through June 2009, CCPT II paid a 7.00% annualized distribution rate based upon a purchase price of $10.00 per share; and from July 2009 through the date of this prospectus, CCPT II paid a 6.25% annualized distribution rate based upon a purchase price of $10.00 per share, or a 6.68% annualized distribution rate based on the most recent estimate of the value of $9.35 per share. The principal reason for the reduction of the distribution rate was the drop in the occupancy rate of the CCPT II portfolio from 99% on December 31, 2008, to 95% at September 30, 2009, resulting in lower revenue. CCPT II’s occupancy rate as of December 31, 2011 was 96%.

As of December 31, 2011, CCPT II had paid approximately $536.0 million in cumulative distributions since inception. These distributions were funded by net cash provided by operating activities of approximately $484.6 million, offering proceeds of approximately $9.7 million, net proceeds from the sale of marketable securities of approximately $21.5 million, net proceeds from the sale of CCPT II’s interest in a joint venture of approximately $5.2 million, return of capital from unconsolidated joint ventures of approximately $3.9 million, and net borrowings of approximately $11.1 million. As of December 31, 2011, CCPT II had expensed approximately $9.7 million in cumulative real estate acquisition expenses, which reduced operating cash flows. CCPT II treats its real estate acquisition expenses as funded by offering proceeds. Therefore, for consistency, real estate acquisition expenses are treated in the same manner in describing the sources of distributions, to the extent that distributions paid exceed net cash provided by operating activities.

Pursuant to CCPT II’s share redemption program in effect during 2009, redemptions were limited to 3% of the weighted average number of shares outstanding during the prior calendar year, other than for redemptions requested upon the death of a stockholder. During 2009, CCPT II funded redemptions up to this limit. On November 10, 2009, CCPT II’s board of directors voted to temporarily suspend CCPT II’s share redemption program other than for requests made upon the death of a stockholder, which it continued to accept. The board considered many factors in making this decision, including the expected announcement of an estimated value of CCPT II’s common stock in June 2010 and continued uncertainty in the economic environment and credit markets. On June 22, 2010, CCPT II’s board of directors reinstated the share redemption program, with certain amendments, effective August 1, 2010. Under the terms of the revised share redemption program, during any calendar year, CCPT II will redeem shares on a quarterly basis, up to one-fourth of 3% of the weighted average number of shares outstanding during the prior calendar year (including shares requested for redemption upon the death of a stockholder). In addition, funding for redemptions for each quarter will be limited to the net proceeds received from the sale of shares, in the respective quarter, under CCPT II’s distribution reinvestment plan. These limits might prevent CCPT II from accommodating all redemption requests made in any fiscal quarter or in any twelve month period. During the year ended December 31, 2011, CCPT II received valid redemption requests pursuant to the share redemption program, as amended, relating to approximately 20.4 million shares, including those requests unfulfilled and resubmitted from a previous period, and requests relating to approximately 6.2 million shares were redeemed on a pro rata basis for $55.2 million at an average price of $8.90 per share, of which approximately 1.6 million shares were redeemed subsequent to December 31, 2011. The remaining redemption requests relating to approximately 14.2 million shares went unfulfilled including those requests unfulfilled and resubmitted from a previous period. Requests for redemption that are not fulfilled in a period may be resubmitted by stockholders in a subsequent period. Unfulfilled requests for redemption are not carried over automatically to subsequent redemption periods. A valid redemption request is one that complies with the applicable requirements and guidelines of the share redemption program, as amended.

CCPT III’s board of directors began declaring distributions in January 2009, after the company commenced business operations. CCPT III paid a 6.50% annualized distribution rate based upon a $10.00 per share purchase price for the period commencing on January 6, 2009 through March 31, 2009. During the period commencing on April 1, 2009 and ending on March 31, 2010, CCPT III paid a 6.75% annualized distribution rate based upon a $10.00 per share purchase price. CCPT III paid a 7.00% annualized distribution rate based upon a $10.00 per share purchase price for the period commencing on April 1, 2010 and ending on December 31, 2010. CCPT III paid a 6.50% annualized distribution rate to stockholders of record during the period commencing January 1, 2011 through the date of this prospectus. The principal reason for the reduction of the distribution rate was to align more closely the distribution rate with CCPT III’s present operating income.

As of December 31, 2011, CCPT III had paid approximately $329.3 million in cumulative distributions since inception. These distributions were funded by net cash provided by operating activities of approximately $181.5 million, offering proceeds of approximately $136.7 million, return of capital from unconsolidated joint ventures of approximately $1.1 million, and net borrowings of approximately $10.0 million. As of December 31, 2011, CCPT III had expensed approximately $136.7 million in cumulative real estate acquisition expenses which reduced operating cash flows. CCPT III treats its real estate acquisition expenses as funded by offering proceeds. Therefore, for consistency, real estate acquisition expenses are treated in the same manner in describing the sources of distributions, to the extent that distributions paid exceed net cash provided by operating activities.

Additionally, one of the five privately offered limited partnerships, Cole Santa Fe Investors, LP, suspended distributions to investors due to a tenant bankruptcy beginning with the quarter ending December 31, 2003. On November 30, 2007, the property was sold for approximately $28.5 million, which resulted in a return to investors of 100% of their original investment plus a return of approximately 13.7% per year.

Another privately offered program, Cole Southwest Opportunity Fund, LP, was unable to lease its developed data center facility as a result of the severe downturn in the telecommunications industry. The Phoenix facility was sold for $16.3 million in January 2004, which along with the previous sale of vacant land parcels in Las Vegas, Nevada formerly owned by a wholly-owned subsidiary of Cole Southwest Opportunity Fund, LP, resulted in a return to investors of approximately 83% of their original investment upon liquidation of the limited partnership.

Revisions to our Distribution Reinvestment Plan

The fourth paragraph in the “Summary of Our Distribution Reinvestment Plan — Election to Participate or Terminate Participation” section on page 136 of the prospectus, and all similar disclosure regarding a distribution reinvestment plan participant’s obligation to notify us in the event that the participant’s minimum income and net worth qualifications change, including such references in the forms of Initial Subscription Agreement, Additional Subscription Agreement and alternative Subscription Agreement attached as Appendices B, C and D to our prospectus, respectively, are hereby deleted in their entirety.

Recent Real Property Investments

The following information supersedes and replaces the section of our prospectus captioned “Prospectus Summary — Description of Real Estate Investments” on page 10 of the prospectus.

Description of Real Estate Investments

As of July 6, 2012, our investment portfolio consisted of 16 properties located in 12 states, consisting of approximately 283,000 gross rentable square feet of commercial space. Our properties as of July 6, 2012 are listed below in order of their date of acquisition.

Property Description	Type	Number of Tenants	Tenant	Rentable Square Feet	Purchase Price
Advance Auto Parts – North Ridgeville, OH(1)	Automotive Parts	1	Advance Stores Company, Inc.	6,000	$1,673,000
PetSmart – Wilkesboro, NC(1)	Specialty Retail	1	PetSmart Inc.	12,259	2,650,000
Nordstrom Rack – Tampa, FL	Department Store	1	Nordstrom, Inc.	44,925	11,998,039
Walgreens – Blair, NE	Drugstore	1	Walgreens Co.	14,820	4,242,424
CVS – Corpus Christi, TX	Drugstore	1	CVS EGL South Alameda TX, LP	11,306	3,400,000
CVS – Charleston, SC	Drugstore	1	South Carolina CVS Pharmacy, LLC	10,125	2,137,778
CVS – Asheville, NC	Drugstore	1	North Carolina CVS Pharmacy, LLC	10,125	2,365,249
O’Reilly Auto Parts – Brownfield, TX	Automotive	1	O’Reilly Automotive Stores, Inc.	6,365	965,447
O’Reilly Auto Parts – Columbus, TX	Automotive	1	O’Reilly Automotive Stores, Inc.	6,047	1,130,213
Walgreens – Suffolk, VA	Drugstore	1	Walgreen, Co.	14,820	4,925,000
Walgreens – Springfield, IL	Drugstore	1	Walgreen, Co.	14,820	5,223,000
Walgreens – Montgomery, AL	Drugstore	1	Walgreen, Co.	14,820	4,477,000
Tractor Supply – Cambridge, MN	Home Improvement	1	Tractor Supply Company	18,000	2,245,000
HEB Center – Waxahachie, TX	Shopping Center	6	Various	82,458	13,000,000
CVS – Bainbridge, GA	Drugstore	1	Georgia CVS Pharmacy, LLC	10,125	2,430,000
Advance Auto – Starkville, MS	Automotive	1	Advance Stores Company, Inc.	6,129	1,344,964

				283,144	$64,207,114

(1)	These properties were acquired by purchasing 100% of the membership interests in Cole AA North Ridgeville OH, LLC (AA North Ridgeville) and Cole PM Wilkesboro NC, LLC (PM Wilkesboro), respectively, each a Delaware limited liability company, from Series C, LLC (Series C), an affiliate of our advisor. AA North Ridgeville and PM Wilkesboro owned, as their only asset, single tenant retail buildings located in North Ridgeville, OH and Wilkesboro, NC, respectively. Series C had acquired these properties for the purpose of holding them temporarily until we were able to raise sufficient proceeds in our public offering to acquire them from Series C at its acquisition cost (including acquisition related expenses). A majority of our board of directors (including a majority of our independent directors) not otherwise interested in the transactions approved the acquisitions as being fair and reasonable to us and determined that the cost to us of each property was equal to the cost of the respective property to Series C (including acquisition related expenses). In addition, the purchase price of each property, exclusive of closing costs, was less than the current appraised value of the respective property as determined by an independent third party appraiser.

The following information supersedes and replaces the section of our prospectus captioned “Investment Objectives and Policies — Real Property Investments” beginning on page 104 of the prospectus:

Real Property Investments

We engage in the acquisition and ownership of commercial properties throughout the United States. We invest primarily in retail and other income-producing commercial properties located throughout the United States.

As of July 6, 2012, we, through separate wholly-owned limited liability companies and limited partnerships, owned 16 properties located in 12 states, consisting of approximately 283,000 gross rentable square feet of commercial space. The properties generally were acquired through the use of proceeds from our initial public offering and proceeds from our revolving credit facility and related party line of credit. Our properties as of July 6, 2012 are listed below in order of date of acquisition.

Property Description	Date Acquired	Year Built	Purchase Price	Fees Paid to Sponsor(1)	Initial Yield(2)	Average Yield(3)	Physical Occupancy
Advance Auto Parts – North Ridgeville, OH(4)	April 13, 2012	2008	$1,673,000	$33,460	8.30%	8.30%	100%
PetSmart – Wilkesboro, NC(4)	April 13, 2012	2011	2,650,000	53,000	8.10%	8.33%	100%
Nordstrom Rack – Tampa, FL	April 16, 2012	2010	11,998,039	239,961	7.41%	7.41%	100%
Walgreens – Blair, NE	April 18, 2012	2008	4,242,424	84,848	6.60%	6.60%	100%
CVS – Corpus Christi, TX	April 19, 2012	1998	3,400,000	68,000	6.75%	6.75%	100%
CVS – Charleston, SC	April 26, 2012	1998	2,137,778	42,756	6.75%	6.75%	100%
CVS – Asheville, NC	April 26, 2012	1998	2,365,249	47,305	6.75%	6.75%	100%
O’Reilly Auto Parts – Brownfield, TX	May 8, 2012	2012	965,447	19,309	7.05%	7.10%	100%
O’Reilly Auto Parts – Columbus, TX	May 8, 2012	2011	1,130,213	22,604	7.05%	7.38%	100%
Walgreens – Suffolk, VA	May 14, 2012	2007	4,925,000	98,500	6.70%	6.70%	100%
Walgreens – Springfield, IL	May 14, 2012	2007	5,223,000	104,460	6.70%	6.70%	100%
Walgreens – Montgomery, AL	May 14, 2012	2006	4,477,000	89,540	6.70%	6.70%	100%
Tractor Supply – Cambridge, MN	May 14, 2012	2012	2,245,000	44,900	8.02%	8.85%	100%
HEB Center – Waxahachie, TX	June 27, 2012	1997	13,000,000	260,000	7.19%	7.26%	99%
CVS – Bainbridge, GA	June 27, 2012	1998	2,430,000	48,600	7.63%	7.63%	100%
Advance Auto – Starkville, MS	June 29, 2012	2011	1,344,964	26,899	7.60%	7.60%	100%

			$64,207,114	$1,284,142

(1)	Fees paid to sponsor are payments made to an affiliate of our advisor for acquisition fees in connection with the property acquisition. For more detailed information on fees paid to our advisor or its affiliates, see the section captioned “Management Compensation” beginning on page 73 of the prospectus.
(2)	Initial yield is calculated as the current annualized rental income for the in-place leases at the respective property divided by the property purchase price adjusted for certain seller credits, exclusive of acquisition costs and acquisition fees paid to our advisor or its affiliates. In general, the properties are subject to long-term triple net or double net leases, and the future costs associated with the double net leases are unpredictable. The majority of our properties are subject to triple net leases. Accordingly, our management believes that current annualized rental income is a more appropriate figure from which to calculate initial yield than net operating income.
(3)

Average yield is calculated as the average annual rental income, adjusted for any rent incentives, for the in-place leases over the non-cancellable lease term at the respective property divided by the property purchase price adjusted for certain seller credits, exclusive of acquisition costs and acquisition fees paid to our advisor or its affiliates. In general, the properties are subject to long-term triple net or double net leases, and the future costs associated with the double net leases are unpredictable. The majority of our properties are subject to triple net leases. Accordingly our management believes that average annual rental income is a more appropriate figure from which to calculate average yield than net operating income.
(4)	These properties were acquired by purchasing 100% of the membership interests in AA North Ridgeville and PM Wilkesboro, respectively, from Series C. Series C had acquired these properties for the purpose of holding them temporarily until we were able to raise sufficient proceeds in our public offering to acquire them from Series C at its acquisition cost (including acquisition related expenses). A majority of our board of directors (including a majority of our independent directors) not otherwise interested in the transactions approved the acquisitions as being fair and reasonable to us and determined that the cost to us of each property was equal to the cost of the respective property to Series C (including acquisition related expenses). In addition, the purchase price of each property, exclusive of closing costs, was less than the current appraised value of the respective property as determined by an independent third party appraiser.

The following table sets forth the principal provisions of the lease term for the major tenants at each of the properties listed above:

Property	Major Tenants(1)	Total Square Feet Leased	% of Total Rentable Square Feet	Renewal Options(2)	Current Annual Base Rent	Base Rent per Square Foot	Lease Term(3)
Advance Auto Parts – North Ridgeville, OH	Advance Stores Company, Inc.	6,000	100%	3/5 yr.	$138,845	$23.14	4/13/2012	2/29/2024

PetSmart – Wilkesboro, NC	PetSmart Inc.	12,259	100%	4/5 yr.	214,533	17.50	4/13/2012	1/31/2017
					226,791	18.50	2/1/2017	1/31/2022

Nordstrom Rack – Tampa, FL	Nordstrom, Inc.	44,925	100%	4/5 yr.	889,515	19.80	4/16/2012	10/31/2020

Walgreens – Blair, NE	Walgreens Co.	14,820	100%	10/5 yr.	280,000	18.89	4/18/2012	9/30/2033

CVS – Corpus Christi, TX	CVS EGL South. Alameda TX, LP	11,306	100%	5/5 yr.	229,500	20.30	4/19/2012	4/30/2037

CVS – Charleston, SC	South Carolina CVS Pharmacy, LLC	10,125	100%	5/5 yr.	144,300	14.25	4/26/2012	4/30/2037

CVS – Asheville, NC	North Carolina CVS Pharmacy, LLC	10,125	100%	5/5 yr.	159,700	15.77	4/26/2012	4/30/2037

O’Reilly Auto Parts – Brownfield, TX	O’Reilly Automotive Stores, Inc.	6,365	100%	5/5 yr.	68,064	10.69	5/8/2012	1/20/2022
					72,144	11.33	1/21/2022	1/20/2027

O’Reilly Auto Parts – Columbus, TX	O’Reilly Automotive Stores, Inc.	6,047	100%	4/5 yr.	79,680	13.18	5/8/2012	9/30/2021
					84,456	13.97	10/1/2021	9/30/2026
					89,520	14.80	10/1/2026	9/30/2031

Walgreens – Suffolk, VA	Walgreen, Co.	14,820	100%	10/5 yr.	330,000	22.27	5/14/2012	8/31/2032

Walgreens – Springfield, IL	Walgreen, Co.	14,820	100%	10/5 yr.	350,000	23.62	5/14/2012	10/31/2032

Walgreens – Montgomery, AL	Walgreen, Co.	14,820	100%	10/5 yr.	300,000	20.24	5/14/2012	3/31/2032

Tractor Supply – Cambridge, MN	Tractor Supply Company	18,000	100%	4/5 yr.	180,000	10.00	5/14/2012	3/31/2017
					198,000	11.00	4/1/2017	3/31/2022
					217,800	12.10	4/1/2022	3/31/2027

Property	Major Tenants(1)	Total Square Feet Leased	% of Total Rentable Square Feet	Renewal Options(2)	Current Annual Base Rent	Base Rent per Square Foot	Lease Term(3)
HEB Center – Waxahachie, TX	HEB Grocery Company, LP	70,458	85%	8/5 yr.	$762,356	$10.82	6/27/2012	6/30/2027
CVS – Bainbridge, GA	Georgia CVS Pharmacy, LLC	10,125	100%	5/5 yr.	185,500	18.32	6/27/2012	6/30/2037
Advance Auto – Starkville, MS	Advance Stores Company, Inc.	6,129	100%	3/5 yr.	102,182	16,67	6/29/2012	5/31/2026

(1)	Major tenants include those tenants that occupy greater than 10% of the rentable square feet of the respective property.
(2)	Represents number of renewal options and the term of each option.
(3)	Represents lease term beginning with the later of the purchase date or the rent commencement date through the end of the non-cancellable lease term. Pursuant to each of the leases, the tenants are required to pay substantially all operating expenses and capital expenditures in addition to base rent.

Tenant Lease Expirations

The following table sets forth lease expirations for each of our properties acquired as of July 6, 2012 for each of the next ten years and thereafter assuming no renewal options are exercised. For purposes of the table, the Total Annual Base Rent column represents annualized base rent, based on rent in effect on January 1 of the respective year, for each lease that expires during the respective year.

Year Ending December 31,	Number of Leases Expiring	Square Feet Expiring	Total Annual Base Rent	% of Total Annual Base Rent
2012	—	—	$—	—%
2013	—	—	—	—%
2014	—	—	—	—%
2015	1	3,900	42,900	1%
2016	1	1,200	20,644	—%
2017	3	5,700	117,692	3%
2018	—	—	—	—%
2019	—	—	—	—%
2020	1	44,925	889,515	19%
2021	—	—	—	—%
2022	1	12,259	220,664	5%
Thereafter	14	213,960	3,333,158	72%

	21	281,944	$4,624,573	100%

Depreciable Tax Basis

For federal income tax purposes, the aggregate depreciable basis in the properties noted above in this prospectus supplement is approximately $52.6 million. When we calculate depreciation expense for federal income tax purposes, we depreciate buildings and improvements over a 40-year recovery period, land improvements over a 20-year recovery period and furnishings and equipment over a 12-year recovery period using a straight-line method and a mid-month convention. The preliminary depreciable basis in the properties noted above is estimated, as of July 6, 2012, as follows:

Wholly-owned Property	Depreciable Tax Basis
Advance Auto Parts – North Ridgeville, OH	$1,371,860
PetSmart – Wilkesboro, NC	2,173,000
Nordstrom Rack – Tampa, FL	9,838,392
Walgreens – Blair, NE	3,478,788
CVS – Corpus Christi, TX	2,788,000
CVS – Charleston, SC	1,752,978
CVS – Asheville, NC	1,939,504
O’Reilly Auto Parts – Brownfield, TX	791,667
O’Reilly Auto Parts – Columbus, TX	926,775
Walgreens – Suffolk, VA	4,038,500
Walgreens – Springfield, IL	4,282,860
Walgreens – Montgomery, AL	3,671,140
Tractor Supply – Cambridge, MN	1,840,900
HEB Center – Waxahachie, TX	10,660,000
CVS – Bainbridge, GA	1,992,600
Advance Auto – Starkville, MS	1,102,870

$52,649,834

We currently have no plan for any renovations, improvements or development of the properties listed above, and we believe all of our properties are adequately insured. We intend to obtain adequate insurance coverage for all future properties that we acquire.

Placement of Debt on Certain Real Property Investments

The following information supplements, and should be added as a subsection following the section in our prospectus captioned “Investment Objectives and Policies — Real Property Investments” beginning on page 104 of the prospectus.

Revolving Credit Facility

On April 13, 2012, our operating partnership entered into a secured revolving credit facility (the Credit Facility) providing for up to $50.0 million of borrowings pursuant to a credit agreement (the Credit Agreement) with J.P. Morgan Securities, LLC, as sole lead arranger and sole bookrunner, JPMorgan Chase Bank, N.A. (JPMorgan Chase) as administrative agent, and other lending institutions that may become parties to the Credit Agreement (collectively, with JPMorgan Chase, the Lenders).

The Credit Facility allows our operating partnership to borrow up to $50.0 million in revolving loans (the Revolving Loans), with the maximum amount outstanding not to exceed: (i) 70% of the aggregate value allocated to each qualified property comprising the borrowing base (the Borrowing Base) during the period from April 13, 2012 through October 12, 2012 (the Tier One Period); (ii) 65% of the Borrowing Base during the period from October 13, 2012 to April 12, 2013 (the Tier Two Period); and (iii) 60% of the Borrowing Base during the period from April 13, 2013 through April 13, 2015 (the Tier Three Period). Up to 15.0% of the total amount available may be used for issuing letters of credit and up to 10.0% of the Credit Facility, not to exceed $15.0 million, may be used for short term (ten business day) advances. Subject to meeting certain conditions described in the Credit Agreement and the payment of certain fees, the amount of the Credit Facility may be increased up to a maximum of $250.0 million (the Accordion Feature). The Credit Facility matures on April 13, 2015.

The Revolving Loans will bear interest at rates depending upon the type of loan specified by our operating partnership. For a Eurodollar rate loan, as defined in the Credit Agreement, the interest rate will be equal to the one-month LIBOR (the Eurodollar Rate) for the interest period, plus the applicable rate (the Eurodollar Applicable Rate). The Eurodollar Applicable Rate is based upon the applicable period then in effect, and ranges from 2.40% during the Tier Three Period to 2.70% during the Tier One Period. For floating rate loans, the interest rate will be a per annum amount equal to the applicable rate (the Floating Applicable Rate) plus the greatest of (a) the Federal Funds Rate plus 0.5%; (b) JPMorgan Chase’s Prime Rate; or (c) LIBOR plus 1.0%. The Floating Applicable Rate is based upon the applicable period then in effect, and ranges from 1.40% during the Tier Three Period to 1.70% during the Tier One Period.

As of July 6, 2012, the Borrowing Base under the Credit Facility was approximately $32.8 million based on the underlying collateral pool for qualified properties. As of July 6, 2012, we had $27.7 million outstanding under the Credit Facility.

Series C Loan

On April 13, 2012, we entered into a $10.0 million subordinate revolving line of credit with Series C (the Series C Loan). The Series C Loan bears interest at a fixed interest rate of 4.5% with accrued interest payable monthly in arrears and principal due upon maturity on April 12, 2013. In the event the Series C Loan is not paid off on the maturity date, the loan includes default provisions. Upon the occurrence of an event of default, interest on the Series C Loan will accrue at an annual default interest rate equal to 4% above the stated interest rate. The Series C Loan has been approved by a majority of our directors (including a majority of our independent directors) not otherwise interested in the transaction as fair, competitive and commercially reasonable and no less favorable to us than a comparable loan between unaffiliated parties under the same circumstances. As of July 6, 2012, we had no amount outstanding under the Series C Loan.

Potential Real Property Investments

Our advisor has identified certain properties as potential suitable investments for us. The acquisition of each such property is subject to a number of conditions. A significant condition to acquiring any one of these potential acquisitions is our ability to raise sufficient proceeds in this offering to pay all or a portion of the purchase price. An additional condition to acquiring these properties may be securing debt financing to pay the balance of the purchase price. Such financing may not be available on acceptable terms or at all.

Our evaluation of a property as a potential acquisition, including the appropriate purchase price, may include our consideration of a property condition report; unit-level store performance; property location, visibility and access; age of the property, physical condition and curb appeal; neighboring property uses; local market conditions, including vacancy rates; area demographics, including trade area population and average household income; neighborhood growth patterns and economic conditions; and the presence of demand generators.

We decide whether to acquire each property generally based upon:

•	satisfaction of the conditions to the acquisition contained in the contract;

•	no material adverse change occurring relating to the property, the tenant or in the local economic conditions;

•	our receipt of sufficient net proceeds from the offering of our common stock to the public and financing proceeds to make the acquisition; and

•	our receipt of satisfactory due diligence information including the appraisal, environmental reports and tenant and lease information.

Other properties may be identified in the future that we may acquire prior to or instead of these properties. Due to the considerable conditions that must be satisfied in order to acquire these properties, we cannot make any assurances that the closing of these acquisitions is probable. The properties currently identified are listed below.

Property	Expected Acquisition Date	Approximate Purchase Price	Approximate Compensation to Sponsor(1)
AutoZone – Philipsburg, PA	July 2012	$1,620,000	$32,400
Advance Auto – Corydon, IN	July 2012	1,513,393	30,268
Kohl’s – Cedar Falls, IA	July 2012	8,100,000	162,000

		$11,233,393	$224,668

(1)	Approximate fees paid to sponsor represent amounts payable to an affiliate of our advisor for acquisition fees in connection with the property acquisition.

The potential property acquisitions are subject to net leases, pursuant to which each tenant is required to pay substantially all operating expenses and capital expenditures in addition to base rent.

Property	Number of Tenants	Tenant	Rentable Square Feet	Physical Occupancy
AutoZone – Philipsburg, PA	1	AutoZone Northeast, Inc.	7,380	100%
Advance Auto – Corydon, IN	1	Advance Stores Company, Inc.	6,895	100%
Kohl’s – Cedar Falls, IA	1	Kohl’s Department Stores, Inc.	86,584	100%

			100,859

The table below provides leasing information for the major tenants at each property:

Property	Major Tenants(1)	Renewal Options(2)	Current Annual Base Rent	Base Rent per Square Foot	Lease Term(3)
AutoZone – Philipsburg, PA	AutoZone Northeast, Inc.	1/5 yr., 1/4 yr. and 6 month	$111,000	$15.04	7/15/2012	7/31/2030
Advance Auto – Corydon, IN	Advance Stores Company, Inc.	3/5 yr.	117,258	17.01	8/1//2012	7/31/2027
Kohl’s – Cedar Falls, IA	Kohl’s Department Stores, Inc.	5/5 yr.	587,040	6.78	2/1/2002	1/31/2022

(1)	Major tenants include those tenants that occupy greater than 10% of the rentable square feet of the property.
(2)	Represents number of renewal options and the term of each option.
(3)	Represents lease term beginning with the current rent period through the end of the non-cancellable lease term.

We expect to purchase the properties with proceeds from our ongoing offering of our common stock and available debt proceeds from our Credit Facility. We may use the properties as collateral in future financings.

The “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section beginning on page 105 of our prospectus is supplemented with the following information, which is substantially the same as the section with the same heading which was included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2012. Unless otherwise defined in this supplement, capitalized terms are defined in such quarterly report.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our condensed consolidated unaudited financial statements and the notes thereto included in this prospectus supplement. The following discussion should be read in conjunction with our audited consolidated balance sheet, and the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Registration Statement on Form S-11. The terms “we,” “us,” “our” and the “Company” refer to Cole Credit Property Trust IV, Inc. and unless otherwise defined herein, capitalized terms used herein shall have the same meanings as set forth in our condensed consolidated unaudited financial statements and the notes thereto.

Forward-Looking Statements

Except for historical information, this section contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including discussion and analysis of our financial condition and our subsidiaries, our anticipated capital expenditures, amounts of anticipated cash distributions to our stockholders in the future and other matters. These forward-looking statements are not historical facts but are the intent, belief or current expectations of our management based on their knowledge and understanding of our business and industry. Words such as “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should” or comparable words, variations and similar expressions are intended to identify forward-looking statements. All statements not based on historical fact are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict, and could cause actual results to differ materially from those expressed or implied in the forward-looking statements. A full discussion of our risk factors may be found in the “Risk Factors” section in our prospectus relating to the Offering.

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. Investors are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date of our Quarterly Report on Form 10-Q. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results. Factors that could cause actual results to differ materially from any forward-looking statements made in this prospectus supplement include, among others, changes in general economic conditions, changes in real estate conditions, construction costs that may exceed estimates, construction delays, increases in interest rates, lease-up risks, rent relief, inability to obtain new tenants upon the expiration or termination of existing leases, and the potential need to fund tenant improvements or other capital expenditures out of operating cash flows. The forward-looking statements should be read in light of the risk factors identified in the “Risk Factors” section of our prospectus relating to the Offering.

Management’s discussion and analysis of financial condition and results of operations are based upon our condensed consolidated unaudited financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On a regular basis, we evaluate these estimates. These estimates are based on management’s historical industry experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Overview

We were formed on July 27, 2010, and we intend to qualify as a REIT beginning with the taxable year ending December 31, 2012. We intend to use substantially all of the net proceeds from our offering to acquire and operate a diverse portfolio of retail and other income-producing commercial properties, which are leased to creditworthy tenants under long-term leases. We expect that most of the properties will be strategically located throughout the United States and U.S. protectorates and subject to long-term triple net or double net leases, whereby the tenant will be obligated to pay for all or most of the expenses of maintaining the property (including real estate taxes, special assessments and sales and use taxes, utilities, insurance, building repairs and common area maintenance related to the property). We generally intend to hold each property we acquire for an extended period, of more than seven years.

Recent Market Conditions

Beginning in late 2007, domestic and international financial markets experienced significant disruptions that were brought about in large part by challenges in the world-wide banking system. These disruptions severely impacted the availability of credit and contributed to rising costs associated with obtaining credit. Since 2010, the volume of mortgage lending for commercial real estate has been increasing and lending terms improved; however, such lending activity continues to be significantly less than previous levels. Although lending market conditions have improved and they continue to improve, certain factors continue to negatively affect the lending environment, including the sovereign credit issues of certain countries in the European Union. We may experience more stringent lending criteria, which may affect our ability to finance certain property acquisitions or refinance any debt at maturity. Additionally, for properties for which we are able to obtain financing, the interest rates and other terms on such loans may be unacceptable. We expect to manage the current mortgage lending environment by considering alternative lending sources, including the securitization of debt, utilizing fixed rate loans, short-term variable rate loans, assuming existing mortgage loans in connection with property acquisitions, or entering into interest rate lock or swap agreements, or any combination of the foregoing.

The economic downturn has led to high unemployment rates and a decline in consumer spending. These economic trends have adversely impacted the retail and real estate markets by causing higher tenant vacancies, declining rental rates and declining property values. In 2011 and the first quarter of 2012, the economy improved and continues to show signs of recovery. Additionally, the real estate markets have experienced an improvement in property values, occupancy and rental rates; however, in many markets property values, occupancy and rental rates continue to be below those previously experienced before the economic downturn. These factors may impact us as we acquire properties and begin principal operations.

Results of Operations

As of March 31, 2012, we had not broken escrow in our initial public offering or acquired any investments. For the three months ended March 31, 2012, we incurred a net loss of $35,000, which related to general and administrative expenses consisting of board of directors’ fees and legal fees.

Our management is not aware of any material trends or uncertainties, other than national economic conditions affecting real estate and the debt markets generally that may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition and operation of real properties and real estate-related investments.

Distributions

On February 23, 2012, our board of directors authorized a daily distribution, based on 366 days in the calendar year, of $0.001707848 per share for stockholders of record as of each day of the period commencing on April 14, 2012, the first day following the release from escrow of the subscription proceeds received in the Offering and ending on June 30, 2012.

Liquidity and Capital Resources

General

Our principal demands for funds will be for real estate and real estate-related investments, for the payment of operating expenses and distributions, for the payment of principal and interest on any outstanding indebtedness and to satisfy redemption requests. Generally, we expect to meet cash needs for items other than acquisitions from our cash flow from operations, and we expect to meet cash needs for acquisitions from the net proceeds of our Offering and from debt financings. We expect the sources of our operating cash flows will primarily be provided by the rental income received from future leased properties. We expect to raise capital through our Offering and to utilize such funds and future proceeds from secured or unsecured financing to complete future property acquisitions.

Short-term Liquidity and Capital Resources

On a short-term basis, our principal demands for funds will be for operating expenses incurred before we have raised the minimum offering of 250,000 shares. We do not expect our operating expenses to be significant until we make an initial investment from the proceeds from the Offering. After we make an initial investment, we expect our principal demands for funds will be for operating expenses, distributions and interest and principal on any future indebtedness. We expect to meet our short-term liquidity requirements through net cash provided by operations and proceeds from the Offering, as well as secured or unsecured borrowings from banks and other lenders to finance our expected future acquisitions.

We expect our operating cash flows to increase as we acquire properties. Assuming a maximum offering and assuming all shares available under our DRIP are sold, we expect that approximately 88.1% of the gross proceeds from the sale of our common stock will be invested in real estate and real estate-related assets, while the remaining approximately 11.9% will be used for working capital and to pay costs of the offering, including sales commissions and the dealer manager fee, and fees and expenses of our advisor in connection with acquiring properties. CR IV Advisors pays the organizational and other offering costs associated with the sale of our common stock, which we reimburse in an amount up to 2.0% of the gross proceeds of our Offering. As of March 31, 2012, CR IV Advisors had paid offering and organization costs of $1.1 million in connection with our Offering. We had not reimbursed CR IV Advisors for such costs, as such costs were not our liability as subscriptions for the minimum number of shares of common stock were not received and accepted by us as of March 31, 2012. This amount will become payable to CR IV Advisors as the Company raises additional proceeds in the Offering.

Long-term Liquidity and Capital Resources

On a long-term basis, our principal demands for funds will be for the acquisition of real estate and real estate-related investments and the payment of acquisition related expenses, operating expenses, distributions and redemptions to stockholders and interest and principal on any future indebtedness. We expect to meet our long-term liquidity requirements through proceeds from the sale of our common stock, proceeds from secured or unsecured financings from banks and other lenders, and net cash flows from operations.

We expect that substantially all net cash flows from operations will be used to pay distributions to our stockholders after certain capital expenditures, including tenant improvements and leasing commissions, are paid; however, we may use other sources to fund distributions, as necessary, including proceeds from our Offering and/or future borrowings. To the extent that cash flows from operations are lower due to fewer properties being acquired or lower than expected returns on the properties, distributions paid to our stockholders may be lower. We expect that substantially all net cash flows from the Offering or debt financings will be used to fund acquisitions, certain capital expenditures identified at acquisition, repayments of outstanding debt or distributions to our stockholders.

We intend to borrow money to acquire properties and make other investments. There is no limitation on the amount we may borrow against any single improved property. Our borrowings will not exceed 300% of our net assets as of the date of any borrowing, which is the maximum level of indebtedness permitted under the NASAA REIT Guidelines; however, we may exceed that limit if approved by a majority of our independent directors. Our board of directors has adopted a policy to further limit our borrowings to 60% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our gross assets, unless excess borrowing is approved by a majority of the independent directors and disclosed to our stockholders in the next quarterly report along with the justification for such excess borrowing. We expect that during certain periods of our offering we will have borrowings in excess of these limitations since we will then be in the process of raising our equity capital to acquire our portfolio.

Election as a REIT

We intend to qualify and be taxed as a REIT under the Internal Revenue Code of 1986, as amended beginning with the year ending December 31, 2012. To qualify and maintain status as a REIT, we must meet certain requirements relating to our organization, sources of income, nature of assets, distributions of income to our stockholders and recordkeeping. As a REIT, we generally would not be subject to federal income tax on taxable income that we distribute to our stockholders so long as we distribute at least 90% of our annual taxable income (computed without regard to the dividends paid deduction and excluding net capital gains).

If we fail to qualify as a REIT for any reason in a taxable year and applicable relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We will not be able to deduct distributions paid to our stockholders in any year in which we fail to qualify as a REIT. We also will be disqualified for the four taxable years following the year during which qualification is lost, unless we are entitled to relief under specific statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we are organized and operate in such a manner as to qualify for treatment as a REIT for federal income tax purposes. No provision for federal income taxes has been made in our accompanying condensed consolidated unaudited financial statements. We will be subject to certain state and local taxes related to the operations of properties in certain locations.

Critical Accounting Policies and Estimates

Our accounting policies have been established to conform with GAAP. The preparation of financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If management’s judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied, thus, resulting in a different presentation of the financial statements. Additionally, other companies may utilize different estimates that may impact comparability of our results of operations to those of companies in similar businesses. We consider our critical accounting policies to be the following:

•	Investment in and Valuation of Real Estate and Related Assets;

•	Allocation of Purchase Price of Real Estate and Related Assets;

•	Revenue Recognition; and

•	Income Taxes.

A complete description of such policies and our considerations as of December 31, 2011 is contained in our Registration Statement on Form S-11, and our critical accounting policies have not changed during the three months ended March 31, 2012. The information included in this prospectus supplement should be read in conjunction with our audited consolidated balance sheet as of December 31, 2011 and related notes thereto, which is contained in our Registration Statement on Form S-11.

Commitments and Contingencies

We expect that we may be subject to certain contingencies and commitments with regard to future transactions. Refer to Note 4 to our condensed consolidated unaudited financial statements in this prospectus supplement for further explanations.

Related-Party Transactions and Agreements

We have entered into agreements with CR IV Advisors and its affiliates, whereby we agree to pay certain fees to, or reimburse certain expenses of, CR IV Advisors or its affiliates such as acquisition fees, disposition fees, organization and offering costs, sales commissions, dealer manager fees, advisory fees and reimbursement of certain operating costs. See Note 5 to our condensed consolidated unaudited financial statements in this prospectus supplement for a discussion of the various related-party agreements and fees.

Subsequent Events

Certain events occurred subsequent to March 31, 2012 through the filing date of our Quarterly Report on Form 10-Q. Refer to Note 7 to our condensed consolidated unaudited financial statements included in this prospectus supplement for further explanation. Such events are:

•	Status of the Offering;

•	Credit Facility and Series C Loan; and

•	Investment in Real Estate Assets.

New Accounting Pronouncements

We adopted new accounting pronouncements during the three months ended March 31, 2012. Refer to Note 2 to our condensed consolidated unaudited financial statements included in this prospectus supplement for further explanation.

Off Balance Sheet Arrangements

As of March 31, 2012 and December 31, 2011, we had no material off-balance sheet arrangements that had or are reasonably likely to have a current or future effect on our financial condition, results of operations, liquidity or capital resources.

The prospectus is hereby supplemented with the following financial information, which is excerpted from our Quarterly Report on Form 10-Q for the three months ended March 31, 2012 and from our Current Report on Form 8-K/A filed on June 29, 2012.

COLE CREDIT PROPERTY TRUST IV, INC.

CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

	March 31, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$198,874	$200,000
Restricted cash	975,950	—

Total assets	$1,174,824	$200,000

LIABILITIES & STOCKHOLDER’S EQUITY
Accrued expenses	$34,062	$—
Escrowed investor proceeds	975,950	—

Total liabilities	1,010,012	—

Commitments and contingencies

STOCKHOLDER’S EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.01 par value; 490,000,000 shares authorized, 20,000 shares issued and outstanding	200	200
Capital in excess of par value	199,800	199,800
Accumulated deficit	(35,188)	—

Total stockholder’s equity	164,812	200,000

Total liabilities and stockholder’s equity	$1,174,824	$200,000

The accompanying notes are an integral part of these condensed consolidated unaudited financial statements.

COLE CREDIT PROPERTY TRUST IV, INC.

CONDENSED CONSOLIDATED UNAUDITED STATEMENT OF OPERATIONS

Three Months Ended March 31, 2012
Expenses:
General and administrative expenses	$35,188

Net loss	$(35,188)

Weighted average number of common shares outstanding	20,000

Net loss per common share	$(1.76)

The accompanying notes are an integral part of these condensed consolidated unaudited financial statements.

COLE CREDIT PROPERTY TRUST IV, INC.

CONDENSED CONSOLIDATED UNAUDITED STATEMENT OF STOCKHOLDER’S EQUITY

	Common Stock		Capital in Excess of Par Value	Accumulated Deficit	Total Stockholder’s Equity
	Number of Shares	Par Value
Balance, January 1, 2012	20,000	$200	$199,800	$—	$200,000
Net loss	—	—	—	(35,188)	(35,188)

Balance, March 31, 2012	20,000	$200	$199,800	$(35,188)	$164,812

The accompanying notes are an integral part of these condensed consolidated unaudited financial statements.

COLE CREDIT PROPERTY TRUST IV, INC.

CONDENSED CONSOLIDATED UNAUDITED STATEMENT OF CASH FLOWS

Three Months Ended March 31, 2012
Cash flows from operating activities
Net loss	$(35,188)
Adjustments to reconcile net loss to net cash used in operating activities
Changes in assets and liabilities
Accrued expenses	34,062

Net cash used in operating activities	(1,126)

Cash flows from investing activities
Change in restricted cash	(975,950)

Net cash used in investing activities	(975,950)

Cash flows from financing activities
Change in escrowed investor proceeds	975,950

Net cash provided by financing activities	975,950

Net decrease in cash and cash equivalents	(1,126)
Cash and cash equivalents, beginning of period	200,000

Cash and cash equivalents, end of period	$198,874

The accompanying notes are an integral part of these condensed consolidated unaudited financial statements.

COLE CREDIT PROPERTY TRUST IV, INC.

NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

March 31, 2012

NOTE 1 — ORGANIZATION AND BUSINESS

Cole Credit Property Trust IV, Inc. (the Company) was formed on July 27, 2010 and is a Maryland corporation that intends to qualify as a real estate investment trust (REIT) for federal income tax purposes beginning with the year ending December 31, 2012. The Company is the sole general partner of and owns a 99.9% partnership interest in Cole Operating Partnership IV, LP, a Delaware limited partnership (CCPT IV OP). Cole REIT Advisors IV, LLC (CR IV Advisors), the affiliated advisor to the Company, is the sole limited partner and owner of an insignificant noncontrolling partnership interest of 0.1% of CCPT IV OP. Substantially all of the Company’s business is conducted through CCPT IV OP.

On January 26, 2012, pursuant to a Registration Statement on Form S-11 filed under the Securities Act of 1933, as amended, the Company commenced its initial public offering on a “best efforts” basis of a minimum of 250,000 shares and a maximum of 250.0 million shares of its common stock at a price of $10.00 per share, and up to 50.0 million additional shares to be issued pursuant to a distribution reinvestment plan (the DRIP) under which the Company’s stockholders may elect to have distributions reinvested in additional shares of common stock at a price of $9.50 per share (the Offering). The Company intends to use substantially all of the net proceeds from the Offering to acquire and operate a diversified portfolio of core commercial real estate investments primarily consisting of necessity retail properties located throughout the United States, including U.S. protectorates. The Company expects that the retail properties primarily will be single-tenant properties and multi-tenant “power centers” anchored by large, creditworthy national or regional retailers. The Company expects that the retail properties typically will be subject to long-term triple net or double net leases, whereby the tenant will be obligated to pay for most of the expenses of maintaining the property. As of March 31, 2012, the Company has not acquired any properties.

Pursuant to the terms of the Offering, the Company is required to deposit all subscription proceeds in escrow pursuant to the terms of an escrow agreement with UMB Bank, N.A. (the Escrow Agreement) until the Company receives subscriptions aggregating at least $2.5 million, excluding subscriptions received from the Company’s advisor or its affiliates. As of March 31, 2012, the Company had $976,000 in investor proceeds held in escrow.

Subsequent to March 31, 2012, the Company satisfied certain conditions of the Escrow Agreement and on April 13, 2012, issued approximately 308,000 shares of the Company’s common stock in the Offering, resulting in gross proceeds of $3.1 million and commenced principal operations. In addition, the Company has special escrow provisions for residents of Pennsylvania and Tennessee which have not been satisfied as of May 10, 2012 and, therefore, the Company has not accepted subscriptions from residents of Pennsylvania and Tennessee.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation

The condensed consolidated unaudited financial statements of the Company have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (SEC), including the instructions to Form 10-Q and Article 10 of Regulation S-X, and do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the statements for the interim periods presented include all adjustments, which are of a normal and recurring nature, necessary to present a fair presentation of the results for such periods. Results for these interim periods are not necessarily indicative of full year results.

The accompanying condensed consolidated unaudited financial statements include the accounts of the Company and its wholly-owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

COLE CREDIT PROPERTY TRUST IV, INC.

NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS — (Continued)

March 31, 2012

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment in and Valuation of Real Estate and Related Assets

The Company will be required to make subjective assessments as to the useful lives of its depreciable assets. The Company will consider the period of future benefit of each respective asset to determine the appropriate useful life of the assets. Real estate assets will be stated at cost, less accumulated depreciation and amortization. Amounts capitalized to real estate and related assets will consist of construction and any tenant improvements, major improvements and betterments that extend the useful life of the real estate and related assets and leasing costs. All repairs and maintenance will be expensed as incurred.

Real estate assets, other than land, will be depreciated or amortized on a straight-line basis. The Company expects that the estimated useful lives of the Company’s assets by class will generally be as follows:

Building and capital improvements	40 years
Tenant improvements	Lesser of useful life or lease term
Intangible lease assets	Lesser of useful life or lease term

The Company will continually monitor events and changes in circumstances that could indicate that the carrying amounts of its real estate and related assets may not be recoverable. Impairment indicators that the Company will consider include, but are not limited to, bankruptcy or other credit concerns of a property’s major tenant, such as a history of late payments, rental concessions and other factors, a significant decrease in a property’s revenues due to lease terminations, vacancies, co-tenancy clauses, reduced lease rates or other circumstances. When indicators of potential impairment are present, the Company will assess the recoverability of the assets by determining whether the carrying value of the assets will be recovered through the undiscounted cash flows expected from the use of the assets and their eventual disposition. In the event that such expected undiscounted cash flows do not exceed the carrying value, the Company will adjust the real estate and related assets to their respective fair values and recognize an impairment loss. Generally fair value is determined using a discounted cash flow analysis and recent comparable sales transactions.

When developing estimates of expected future cash flows, the Company will make assumptions regarding future market rental income amounts subsequent to the expiration of current lease agreements, property operating expenses, terminal capitalization and discount rates, the expected number of months it takes to re-lease the property, required tenant improvements and the number of years the property will be held for investment. The use of alternative assumptions in the future cash flow analysis could result in a different determination of the property’s future cash flows and a different conclusion regarding the existence of an impairment, the extent of such loss, if any, as well as the fair value of the real estate and related assets.

When a real estate asset is identified as held for sale, the Company will cease depreciation and amortization of the assets related to the property and estimates the fair value, net of selling costs. If, in management’s opinion, the fair value, net of selling costs, of the asset is less than the carrying value of the asset, an adjustment to the carrying value would be recorded to reflect the estimated fair value of the property, net of selling costs.

COLE CREDIT PROPERTY TRUST IV, INC.

NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS — (Continued)

March 31, 2012

Allocation of Purchase Price of Real Estate and Related Assets

Upon the acquisition of real properties, the Company will allocate the purchase price to acquired tangible assets, consisting of land, buildings and improvements, and identified intangible assets and liabilities, consisting of the value of above market and below market leases and the value of in-place leases, based in each case on their respective fair values. Acquisition related expenses will be expensed as incurred. The Company will utilize independent appraisals to assist in the determination of the fair values of the tangible assets of an acquired property (which includes land and building). The Company will obtain an independent appraisal for each real property acquisition. The information in the appraisal, along with any additional information available to the Company’s management, will be used in estimating the amount of the purchase price that will be allocated to land. Other information in the appraisal, such as building value and market rents, may be used by the Company’s management in estimating the allocation of purchase price to the building and to intangible lease assets and liabilities. The appraisal firm will have no involvement in management’s allocation decisions other than providing this market information.

The fair values of above market and below market lease values will be recorded based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) an estimate of fair market lease rates for the corresponding in-place leases, which will generally be obtained from independent appraisals, measured over a period equal to the remaining non-cancelable term of the lease including any bargain renewal periods, with respect to a below market lease. The above market and below market lease values will be capitalized as intangible lease assets or liabilities, respectively. Above market lease values will be amortized as a reduction of rental income over the remaining terms of the respective leases. Below market leases will be amortized as an increase to rental income over the remaining terms of the respective leases, including any bargain renewal periods. In considering whether or not the Company expects a tenant to execute a bargain renewal option, the Company will evaluate economic factors and certain qualitative factors at the time of acquisition, such as the financial strength of the tenant, remaining lease term, the tenant mix of the leased property, the Company’s relationship with the tenant and the availability of competing tenant space. If a lease were to be terminated prior to its stated expiration, all unamortized amounts of above market or below market lease values relating to that lease would be recorded as an adjustment to rental income.

The fair values of in-place leases will include estimates of direct costs associated with obtaining a new tenant and opportunity costs associated with lost rental and other property income, which are avoided by acquiring a property with an in-place lease. Direct costs associated with obtaining a new tenant will include commissions and other direct costs and will be estimated in part by utilizing information obtained from independent appraisals and management’s consideration of current market costs to execute a similar lease. The intangible values of opportunity costs, which will be calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease, will be capitalized as intangible lease assets and will be amortized to expense over the remaining term of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts of in-place lease assets relating to that lease would be expensed.

The Company will estimate the fair value of assumed mortgage notes payable based upon indications of current market pricing for similar types of debt financing with similar maturities. Assumed mortgage notes payable will initially be recorded at their estimated fair value as of the assumption date, and the difference between such estimated fair value and the mortgage note’s outstanding principal balance will be amortized to interest expense over the term of the respective mortgage note payable.

COLE CREDIT PROPERTY TRUST IV, INC.

NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS — (Continued)

March 31, 2012

The determination of the fair values of the real estate and related assets and liabilities acquired will require the use of significant assumptions with regard to the current market rental rates, rental growth rates, capitalization and discount rates, interest rates and other variables. The use of alternative estimates may result in a different allocation of the Company’s purchase price, which could impact the Company’s results of operations.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturities when purchased of three months or less to be cash equivalents. The Company considers investments in highly liquid money market accounts to be cash equivalents.

Restricted Cash

Restricted cash as of March 31, 2012 consists of escrowed investor proceeds of $976,000 for which shares of common stock had not been issued.

Concentration of Credit Risk

As of March 31, 2012, the Company had no cash on deposit in excess of federally insured levels. The Company limits significant cash holdings to accounts held by financial institutions with high credit standing; therefore, the Company believes it is not exposed to any significant credit risk on its cash deposits.

Revenue Recognition

The Company expects that certain properties will have leases where minimum rental payments increase during the term of the lease. The Company will record rental income for the full term of each lease on a straight-line basis. When the Company acquires a property, the terms of existing leases will be considered to commence as of the acquisition date for the purposes of determining this calculation. The Company will defer the recognition of contingent rental income, such as percentage rents, until the specific target that triggers the contingent rental income is achieved.

Income Taxes

The Company intends to qualify and make an election to be taxed as a REIT for federal income tax purposes under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, commencing with its taxable year ending December 31, 2012. If the Company qualifies for taxation as a REIT, the Company generally will not be subject to federal corporate income tax to the extent it distributes its taxable income to its stockholders, and so long as it distributes at least 90% of its annual taxable income (computed without regard to the dividends paid deduction and excluding net capital gains). REITs are subject to a number of other organizational and operational requirements. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income.

Offering and Related Costs

CR IV Advisors funds all of the organization and offering costs on the Company’s behalf and may be reimbursed for such costs up to 2.0% of gross proceeds from the Offering, excluding selling commissions and the dealer manager fees of 7.0% and 2.0%, respectively. As of March 31, 2012, CR IV Advisors had incurred $1.1 million of costs related to the organization of the Company and the Offering. These costs are not included in the

COLE CREDIT PROPERTY TRUST IV, INC.

NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS — (Continued)

March 31, 2012

financial statements of the Company as of March 31, 2012 because such costs were not a liability of the Company as subscriptions for the minimum number of shares of common stock were not received and accepted by the Company. This amount will become payable to CR IV Advisors as the Company raises additional proceeds in the Offering. When recorded by the Company, organization costs will be expensed as incurred and the offering costs, which include items such as legal and accounting fees, marketing and personnel, promotional and printing costs, will be recorded as a reduction of capital in excess of par value along with selling commissions and dealer manager fees in the period in which they become payable.

Stockholder’s Equity

As of March 31, 2012, the Company was authorized to issue 490.0 million shares of common stock and 10.0 million shares of preferred stock. All shares of such stock have a par value of $0.01 per share. On August 11, 2010, the Company sold 20,000 shares of common stock, at $10.00 per share, to Cole Holdings Corporation, the indirect owner of the Company’s advisor and dealer-manager. The Company’s board of directors may amend the charter to authorize the issuance of additional shares of capital stock without obtaining shareholder approval. The par value of investor proceeds raised from the Offering will be classified as common stock, with the remainder allocated to capital in excess of par value.

Distributions Payable and Distribution Policy

In order to qualify and maintain its status as a REIT, the Company is required to, among other things, make distributions each taxable year equal to at least 90% of its taxable income (computed without regard to the dividends paid deduction and excluding net capital gains). To the extent that funds are available, the Company intends to pay regular distributions to stockholders. Distributions are paid to stockholders of record as of applicable record dates. The Company has not yet elected, and has not yet qualified, to be taxed as a REIT.

The Company’s board of directors authorized a daily distribution, based on 366 days in the calendar year, of $0.001707848 per share for stockholders of record as of the close of business on each day of the period commencing April 14, 2012, the first day following the release from escrow of the subscription proceeds received in the Offering, and ending on June 30, 2012. As of March 31, 2012, the requirements of the Escrow Agreement had not been met and the Company had no distributions payable.

Redeemable Common Stock

Under the Company’s share redemption program, the Company’s requirement to redeem its shares is limited to the net proceeds received by the Company from the sale of shares under the DRIP, net of shares redeemed to date. As of March 31, 2012 and December 31, 2011, the Company had not issued shares of common stock under the DRIP and had not redeemed any shares. Changes in the amount of redeemable common stock from period to period are recorded as an adjustment to capital in excess of par value.

New Accounting Pronouncements

In June 2011, the U.S. Financial Accounting Standards Board issued Accounting Standards Update 2011-05, Presentation of Comprehensive Income (ASU 2011-05). ASU 2011-05 requires the presentation of comprehensive income in either (1) a continuous statement of comprehensive income or (2) two separate but consecutive statements. ASU 2011-05 became effective for the Company beginning January 1, 2012. The adoption of ASU 2011-05 did not have a material effect on the Company’s consolidated financial statements or disclosures, because the Company’s net loss equals its comprehensive loss.

COLE CREDIT PROPERTY TRUST IV, INC.

NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS — (Continued)

March 31, 2012

NOTE 3 — FAIR VALUE MEASUREMENTS

GAAP defines fair value, establishes a framework for measuring fair value, and requires disclosures about fair value measurements. GAAP emphasizes that fair value is intended to be a market-based measurement, as opposed to a transaction-specific measurement.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Depending on the nature of the asset or liability, various techniques and assumptions can be used to estimate the fair value. Assets and liabilities are measured using inputs from three levels of the fair value hierarchy, as follows:

Level 1 – Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. An active market is defined as a market in which transactions for the assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 – Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions), inputs other than quoted prices that are observable for the asset or liability (i.e. interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data correlation or other means (market corroborated inputs).

Level 3 – Unobservable inputs, which are only used to the extent that observable inputs are not available, reflect the Company’s assumptions about the pricing of an asset or liability.

The following describes the methods the Company uses to estimate the fair value of the Company’s financial assets and liabilities:

Cash and cash equivalents, restricted cash, and accrued expenses – The Company considers the carrying values of these financial instruments to approximate fair value because of the short period of time between their origination and their expected realization.

NOTE 4 — COMMITMENTS AND CONTINGENCIES

Litigation

In the ordinary course of business, the Company may become subject to litigation or claims. The Company is not aware of any pending legal proceedings of which the outcome is reasonably possible to have a material effect on its results of operations, financial condition or liquidity.

Environmental Matters

In connection with the ownership and operation of real estate, the Company potentially may be liable for costs and damages related to environmental matters. In addition, the Company may acquire certain properties that are subject to environmental remediation. The Company intends to carry environmental liability insurance on its properties that will provide limited coverage for remediation liability and pollution liability for third-party bodily injury and property damage claims. The Company is not aware of any environmental matters which it believes will have a material effect on its results of operations, financial condition or liquidity.

COLE CREDIT PROPERTY TRUST IV, INC.

NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS — (Continued)

March 31, 2012

NOTE 5 — RELATED-PARTY TRANSACTIONS AND ARRANGEMENTS

Certain affiliates of the Company will receive fees and compensation in connection with the Offering, and the acquisition, management and sale of assets of the Company; however, there were no transactions which resulted in related party fees to be incurred during the three months ended March 31, 2012.

Offering

Cole Capital Corporation (Cole Capital), the Company’s dealer-manager, which is affiliated with our advisor, will receive a selling commission of up to 7.0% of gross offering proceeds before reallowance of commissions earned by participating broker-dealers. Cole Capital intends to reallow 100% of selling commissions earned to participating broker-dealers. In addition, Cole Capital will receive up to 2.0% of gross offering proceeds before reallowance to participating broker-dealers as a dealer-manager fee in connection with the Offering. Cole Capital, in its sole discretion, may reallow all or a portion of its dealer-manager fee to such participating broker-dealers.

All other organization and offering expenses associated with the sale of the Company’s common stock (excluding selling commissions and the dealer-manager fee) are paid by CR IV Advisors or its affiliates and could be reimbursed by the Company up to 2.0% of aggregate gross offering proceeds. A portion of the other organization and offering expenses may be underwriting compensation. As of March 31, 2012, CR IV Advisors had paid organization and offering costs of $1.1 million in connection with the Offering. These costs were not included in the financial statements of the Company as of March 31, 2012 because such costs were not a liability of the Company as subscriptions for the minimum number of shares of common stock were not received and accepted by the Company. This amount will become payable to CR IV Advisors as the Company continues to raise additional proceeds in the Offering.

Acquisitions and Operations

CR IV Advisors or its affiliates will receive acquisition fees of up to 2.0% of: (1) the contract purchase price of each property or asset the Company acquires; (2) the amount paid in respect of the development, construction or improvement of each asset the Company acquires; (3) the purchase price of any loan the Company acquires; and (4) the principal amount of any loan the Company originates. Additionally, CR IV Advisors or its affiliates will be reimbursed for acquisition expenses incurred in the process of acquiring properties, so long as the total acquisition fees and expenses relating to the transaction does not exceed 6.0% of the contract purchase price.

The Company will pay CR IV Advisors a monthly advisory fee based upon the Company’s monthly average invested assets, which is equal to the following amounts: (1) an annualized rate of 0.75% will be paid on the Company’s average invested assets that are between $0 to $2.0 billion; (2) an annualized rate of 0.70% will be paid on the Company’s average invested assets that are between $2.0 billion to $4.0 billion; and (3) an annualized rate of 0.65% will be paid on the Company’s average invested assets that are over $4.0 billion.

The Company will reimburse CR IV Advisors for the expenses it paid or incurred in connection with the services provided to the Company, subject to the limitation that the Company will not reimburse for any amount by which its operating expenses (including the advisory fee) at the end of the four preceding fiscal quarters exceeds the greater of: (1) 2.0% of average invested assets, or (2) 25.0% of net income other than any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of assets for that period. The Company will not reimburse for personnel costs in connection with services for which CR IV Advisors receives acquisition fees or disposition fees.

COLE CREDIT PROPERTY TRUST IV, INC.

NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS — (Continued)

March 31, 2012

Liquidation/Listing

If CR IV Advisors or its affiliates provides a substantial amount of services (as determined by a majority of the Company’s independent directors) in connection with the sale of properties, the Company will pay CR IV Advisors or its affiliate a disposition fee in an amount equal to up to one-half of the brokerage commission paid on the sale of property, not to exceed 1.0% of the contract price of the property sold; provided, however, in no event may the disposition fee paid to CR IV Advisors or its affiliates, when added to the real estate commissions paid to unaffiliated third parties, exceed the lesser of the customary competitive real estate commission or an amount equal to 6.0% of the contract sales price.

If the Company is sold or its assets are liquidated, CR IV Advisors will be entitled to receive a subordinated performance fee equal to 15.0% of the net sale proceeds remaining after investors have received a return of their net capital invested and an 8.0% annual cumulative, non-compounded return. Alternatively, if the Company’s shares are listed on a national securities exchange, CR IV Advisors will be entitled to a subordinated performance fee equal to 15.0% of the amount by which the market value of the Company’s outstanding stock plus all distributions paid by the Company prior to listing, exceeds the sum of the total amount of capital raised from investors and the amount of distributions necessary to generate an 8.0% annual cumulative, non-compounded return to investors. As an additional alternative, upon termination of the advisory agreement, CR IV Advisors may be entitled to a subordinated performance fee similar to that to which CR IV Advisors would have been entitled had the portfolio been liquidated (based on an independent appraised value of the portfolio) on the date of termination.

NOTE 6 — ECONOMIC DEPENDENCY

Under various agreements, the Company has engaged or will engage CR IV Advisors and its affiliates to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, the sale of shares of the Company’s common stock available for issuance, as well as other administrative responsibilities for the Company including accounting services and investor relations. As a result of these relationships, the Company is dependent upon CR IV Advisors and its affiliates. In the event that these companies are unable to provide the Company with these services, the Company would be required to find alternative providers of these services.

NOTE 7 — SUBSEQUENT EVENTS

Status of the Offering

On April 13, 2012, the Company satisfied the conditions of the Escrow Agreement and issued approximately 308,000 shares of the Company’s common stock in the offering, resulting in gross proceeds of $3.1 million to the Company. Upon satisfaction of the conditions of the Escrow Agreement, the Company commenced its principal operations.

As of May 10, 2012, the Company had accepted investors’ subscriptions for, and issued, approximately 976,000 shares of its common stock in the Offering, resulting in gross proceeds to the Company of $9.7 million. In addition, the Company has special escrow provisions for residents of Pennsylvania and Tennessee which have not been satisfied as of May 10, 2012 and, therefore, the Company has not accepted subscriptions from residents of Pennsylvania and Tennessee.

COLE CREDIT PROPERTY TRUST IV, INC.

NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS — (Continued)

March 31, 2012

Credit Facility and Series C Loan

Subsequent to March 31, 2012, the Company entered into a revolving bank credit facility (the Credit Facility) and a subordinate revolving line of credit with Series C, LLC (Series C), an affiliate of the Company’s advisor (the Series C Loan). The Credit Facility allows the Company to borrow up to $50.0 million in revolving loans. The Series C Loan has been approved by a majority of the directors (including a majority of the independent directors) not otherwise interested in the transaction as fair, competitive and commercially reasonable and no less favorable to the Company than a comparable loan between unaffiliated parties under the same circumstances. As of May 10, 2012, the borrowing base under the Credit Facility based on the underlying collateral pool for qualified properties and amount outstanding under the Credit Facility was $21.0 million. The Series C Loan allows the Company to borrow up to $10.0 million in revolving loans. As of May 10, 2012, we had $4.7 million outstanding under the Series C Loan.

Investment in Real Estate Assets

Subsequent to March 31, 2012, the Company acquired a 100% interest in nine commercial real estate properties, including two properties acquired from Series C, for an aggregate purchase price of $30.6 million. A majority of the Company’s board of directors (including a majority of the Company’s independent directors) approved the two related party acquisitions as being fair and reasonable to the Company, and determined that the cost to the Company of each property was equal to its cost to Series C (including acquisition related expenses). In addition, the purchase price of each property, exclusive of closing costs, was less than its current appraised value, as determined by an independent third party appraiser. The acquisitions were funded with net proceeds of the Offering and with borrowings from the Credit Facility and the Series C Loan. The Company has not completed its initial purchase price allocations with respect to these properties. Acquisition related expenses totaling $764,000 were expensed as incurred.

SUMMARY FINANCIAL DATA

ADVANCE AUTO PARTS, INC.

We have acquired a single-tenant retail building located in North Ridgeville, Ohio (the AA North Ridgeville Property), which is leased to a wholly-owned subsidiary of Advance Auto Parts, Inc. (Advance Auto):

Property Location	Date Acquired	Year Built	Purchase Price	Square Feet
North Ridgeville, OH	April 13, 2012	2008	$1,673,000	6,000

In evaluating the AA North Ridgeville Property as a potential acquisition, including the determination of the appropriate purchase price for the AA North Ridgeville Property, the Company considered a variety of factors, including the condition and financial performance of the property; the terms of the existing lease and the creditworthiness of the tenant; property location, visibility and access; age of the property, physical condition and curb appeal; neighboring property uses; local market conditions, including vacancy rates; area demographics, including trade area population and average household income; and neighborhood growth patterns and economic conditions. After reasonable inquiry, the Company is not aware of any material factors relating to the AA North Ridgeville Property that would cause the reported financial information not to be indicative of future operating results.

Because the AA North Ridgeville Property is 100% leased to a single tenant on a long-term basis under a net lease whereby substantially all of the operating costs are the responsibility of the tenant, the Company believes that the financial condition and results of operations of the tenant are more relevant to investors than the financial statements of the AA North Ridgeville Property, and enable investors to evaluate the creditworthiness of the lessee. Additionally, because the AA North Ridgeville Property is subject to a net lease, the historical property financial statements provide limited information other than rental income. As a result, pursuant to the guidance provided by the SEC, we have provided summarized consolidated financial information of the lessee of the acquired property.

Advance Auto currently files its financial statements in reports filed with the SEC, and the following summary financial data regarding Advance Auto are taken from its previously filed public reports (dollar amounts in thousands):

	For the Sixteen Week Period Ended April 21, 2012
		For the Fiscal Year Ended
		December 31, 2011	January 1, 2011	January 2, 2010
Consolidated Statements of Operations:
Net sales	$1,957,292	$6,170,462	$5,925,203	$5,412,623
Earnings before income taxes	215,212	633,236	557,055	431,655
Net earnings	133,506	394,682	346,053	270,373

	As of April 21, 2012	As of the Fiscal Year Ended
		December 31, 2011	January 1, 2011	January 2, 2010
Consolidated Balance Sheets:
Total assets	$4,045,112	$3,655,754	$3,354,217	$3,072,963
Long-term debt	599,841	415,136	300,851	202,927
Stockholders’ equity	978,649	847,914	1,039,374	1,282,365

For more detailed financial information regarding Advance Auto, please refer to its financial statements and other public filings, which are publicly available on the SEC’s web site, http://www.sec.gov.

SUMMARY FINANCIAL DATA

PETSMART, INC.

We have acquired a single-tenant retail building located in Wilkesboro, North Carolina (the PM Wilkesboro Property), which is leased to PetSmart, Inc. (PetSmart):

Property Location	Date Acquired	Year Built	Purchase Price	Square Feet
Wilkesboro, NC	April 13, 2012	2011	$2,650,000	12,259

In evaluating the PM Wilkesboro Property as a potential acquisition, including the determination of the appropriate purchase price for the PM Wilkesboro Property, the Company considered a variety of factors, including the condition and financial performance of the property; the terms of the existing leases and the creditworthiness of the tenant; property location, visibility and access; age of the property, physical condition and curb appeal; neighboring property uses; local market conditions, including vacancy rates; area demographics, including trade area population and average household income; and neighborhood growth patterns and economic conditions. After reasonable inquiry, the Company is not aware of any material factors relating to the PM Wilkesboro Property that would cause the reported financial information not to be indicative of future operating results.

Because the PM Wilkesboro Property is 100% leased to a single tenant on a long-term basis under a net lease whereby substantially all of the operating costs are the responsibility of the tenant, the Company believes that the financial condition and results of operations of the tenant are more relevant to investors than the financial statements of the PM Wilkesboro Property, and enable investors to evaluate the creditworthiness of the lessee. Additionally, because the PM Wilkesboro Property is subject to a net lease, the historical property financial statements provide limited information other than rental income. As a result, pursuant to the guidance provided by the SEC, we have provided summarized consolidated financial information of the lessee of the acquired property.

PetSmart currently files its financial statements in reports filed with the SEC, and the following summary financial data regarding PetSmart are taken from its previously filed public reports (dollar amounts in thousands):

	For the Thirteen Weeks Ended April 29, 2012
		For the Fiscal Year Ended
		January 29, 2012	January 30, 2011	January 31, 2010
Consolidated Statements of Operations:
Net sales	$1,629,893	$6,113,304	$5,693,797	$5,336,392
Income before income taxes	142,855	457,203	380,263	315,879
Net income	94,683	290,243	239,867	198,325

	As of April 29, 2012	As of the Fiscal Year Ended
		January 29, 2012	January 30, 2011	January 31, 2010
Consolidated Balance Sheets:
Total assets	$2,466,400	$2,544,084	$2,470,220	$2,461,986
Long-term debt	496,004	505,273	521,552	553,635
Stockholders’ equity	1,099,476	1,153,829	1,170,642	1,172,715

For more detailed financial information regarding PetSmart, please refer to its financial statements and other public filings, which are publicly available on the SEC’s web site, http://www.sec.gov.

SUMMARY FINANCIAL DATA

NORDSTROM, INC.

We have acquired a single-tenant retail building located in Tampa, Florida (the NR Tampa Property), which is leased to Nordstrom, Inc. (Nordstrom):

Property Location	Date Acquired	Year Built	Purchase Price	Square Feet
Tampa, FL	April 16, 2011	2010	$11,998,039	44,925

In evaluating the NR Tampa Property as a potential acquisition, including the determination of the appropriate purchase price for the NR Tampa Property, the Company considered a variety of factors, including the condition and financial performance of the property; the terms of the existing leases and the creditworthiness of the tenant; property location, visibility and access; age of the property, physical condition and curb appeal; neighboring property uses; local market conditions, including vacancy rates; area demographics, including trade area population and average household income; and neighborhood growth patterns and economic conditions. After reasonable inquiry, the Company is not aware of any material factors relating to the NR Tampa Property that would cause the reported financial information not to be indicative of future operating results.

Because the NR Tampa Property is 100% leased to a single tenant on a long-term basis under a net lease whereby substantially all of the operating costs are the responsibility of the tenant, the Company believes that the financial condition and results of operations of the tenant are more relevant to investors than the financial statements of the NR Tampa Property, and enable investors to evaluate the creditworthiness of the lessee. Additionally, because the NR Tampa Property is subject to a net lease, the historical property financial statements provide limited information other than rental income. As a result, pursuant to the guidance provided by the SEC, we have provided summarized consolidated financial information of the lessee of the acquired property.

Nordstrom currently files its financial statements in reports filed with the SEC, and the following summary financial data regarding Nordstrom are taken from its previously filed public reports (dollar amounts in millions):

	For the Three Months Ended April 28, 2012	For the Fiscal Year Ended

		January 28, 2012	January 29, 2011	January 30, 2010
Consolidated Statements of Operations:
Net sales	$2,535	$10,497	$9,310	$8,258
Income before income taxes	240	1,119	991	696
Net income	149	683	613	441

	As of April 28, 2012	As of the Fiscal Year Ended
		January 28, 2012	January 29, 2011	January 30, 2010
Consolidated Balance Sheets:
Total assets	$8,258	$8,491	$7,462	$6,579
Long-term debt	3,137	3,141	2,775	2,257
Stockholders’ equity	2,083	1,956	2,021	1,572

For more detailed financial information regarding Nordstrom, please refer to its financial statements and other public filings, which are publicly available on the SEC’s web site, http://www.sec.gov.

SUMMARY FINANCIAL DATA

WALGREEN CO.

We have acquired four single-tenant retail buildings located in Blair, Nebraska (the WG Blair Property), Suffolk, Virginia (the WG Suffolk Property), Springville, Illinois (the WG Springville Property) and Montgomery, Alabama (the WG Montgomery Property and, collectively with the WG Blair Property, the WG Suffolk Property and the WG Springville Property, the Walgreens Properties), which are leased to Walgreen Co. (Walgreens):

Property Location	Date Acquired	Year Built	Purchase Price	Square Feet
Blair, NE	April 18, 2012	2008	$4,242,424	14,820
Suffolk, VA	May 14, 2012	2007	4,925,000	14,820
Springville, IL	May 14, 2012	2007	5,223,000	14,820
Montgomery, AL	May 14, 2012	2006	4,477,000	14,820

			$18,867,424

In evaluating the Walgreens Properties as potential acquisitions, including the determination of the appropriate purchase price for each of the Walgreens Properties, the Company considered a variety of factors, including the condition and financial performance of each property; the terms of the existing leases and the creditworthiness of the tenant; property location, visibility and access; age of each property, physical condition and curb appeal; neighboring property uses; local market conditions, including vacancy rates; area demographics, including trade area population and average household income; and neighborhood growth patterns and economic conditions. After reasonable inquiry, the Company is not aware of any material factors relating to the Walgreens Properties that would cause the reported financial information not to be indicative of future operating results.

Because the Walgreens Properties are 100% leased to a single tenant on a long-term basis under a net lease whereby substantially all of the operating costs are the responsibility of the tenant, the Company believes that the financial condition and results of operations of the tenant are more relevant to investors than the financial statements of the Walgreens Properties, and enable investors to evaluate the creditworthiness of the lessee. Additionally, because the Walgreens Properties are subject to a net lease, the historical property financial statements provide limited information other than rental income. As a result, pursuant to the guidance provided by the SEC, we have provided summarized consolidated financial information of the lessee of the acquired properties.

Walgreens currently files its financial statements in reports filed with the SEC, and the following summary financial data regarding Walgreens are taken from its previously filed public reports (dollar amounts in millions):

	For the Six Months Ended February 29, 2012	For the Fiscal Year Ended

		August 31, 2011	August 31, 2010	August 31, 2009
Consolidated Statements of Operations:
Net sales	$36,808	$72,184	$67,420	$63,335
Earnings before income tax provision	1,971	4,294	3,373	3,164
Net earnings	1,237	2,714	2,091	2,006

	As of February 29, 2012	As of the Fiscal Year Ended
		August 31, 2011	August 31, 2010	August 31, 2009
Consolidated Balance Sheets:
Total assets	$26,622	$27,454	$26,275	$25,142
Long-term debt	2,381	2,396	2,389	2,336
Total shareholders’ equity	14,816	14,847	14,400	14,376

For more detailed financial information regarding Walgreens, please refer to its financial statements and other public filings, which are publicly available on the SEC’s web site, http://www.sec.gov.

SUMMARY FINANCIAL DATA

CVS CAREMARK CORPORATION

We have acquired three single-tenant retail buildings located in Corpus Christi, Texas (the CV Corpus Christi Property), Charleston, South Carolina (the CV Charleston Property) and Asheville, North Carolina (the CV Asheville Property and, collectively with the CV Corpus Christi Property and the CV Charleston Property, the CVS Properties), which are guaranteed by CVS Caremark Corporation (CVS):

Property Location	Date Acquired	Year Built	Purchase Price	Square Feet
Corpus Christi, TX	April 19, 2012	1998	$3,400,000	11,306
Charleston, SC	April 26, 2012	1998	2,137,778	10,125
Asheville, NC	April 26, 2012	1998	2,365,249	10,125

			$7,903,027

In evaluating the CVS Properties as potential acquisitions, including the determination of the appropriate purchase price for each of the CVS Properties, the Company considered a variety of factors, including the condition and financial performance of each property; the terms of the existing leases and the creditworthiness of the tenant; property location, visibility and access; age of each property, physical condition and curb appeal; neighboring property uses; local market conditions, including vacancy rates; area demographics, including trade area population and average household income; and neighborhood growth patterns and economic conditions. After reasonable inquiry, the Company is not aware of any material factors relating to the CVS Properties that would cause the reported financial information not to be indicative of future operating results.

Because the CVS Properties are 100% leased to a single tenant on a long-term basis under a net lease whereby substantially all of the operating costs are the responsibility of the tenant, the Company believes that the financial condition and results of operations of the tenant are more relevant to investors than the financial statements of the CVS Properties, and enable investors to evaluate the creditworthiness of the lessee. Additionally, because the CVS Properties are subject to a net lease, the historical property financial statements provide limited information other than rental income. As a result, pursuant to the guidance provided by the SEC, we have provided summarized consolidated financial information of the guarantor of the acquired properties.

CVS currently files its financial statements in reports filed with the SEC, and the following summary financial data regarding CVS are taken from its previously filed public reports (dollar amounts in millions):

	For the Three Months Ended March 31, 2012	For the Fiscal Year Ended

		December 31, 2011	December 31, 2010	December 31, 2009
Consolidated Statements of Operations:
Net revenues	$30,798	$107,100	$95,778	$98,215
Income before income tax provision	1,272	5,715	5,603	5,896
Net income	775	3,457	3,424	3,696

	As of March 31, 2012	As of the Fiscal Year Ended
		December 31, 2011	December 31, 2010	December 31, 2009
Consolidated Balance Sheets:
Total assets	$66,006	$64,543	$62,169	$61,641
Long-term debt	9,206	9,208	8,652	8,756
Shareholders’ equity	38,053	38,051	37,700	35,768

For more detailed financial information regarding CVS, please refer to its financial statements and other public filings, which are publicly available on the SEC’s web site, http://www.sec.gov.

COLE CREDIT PROPERTY TRUST IV, INC.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

March 31, 2012

(Unaudited)

The following unaudited Pro Forma Condensed Consolidated Balance Sheet is presented as if the Company had acquired the AA North Ridgeville Property, the PM Wilkesboro Property, the NR Tampa Property, the Walgreens Properties and the CVS Properties (collectively, the Pro Forma Properties) on March 31, 2012.

This Pro Forma Condensed Consolidated Balance Sheet should be read in conjunction with the Company’s historical financial statements and notes thereto for the quarter ended March 31, 2012, as contained in our Quarterly Report on Form 10-Q filed on May 15, 2012. The Pro Forma Condensed Consolidated Balance Sheet is unaudited and is not necessarily indicative of what the actual financial position would have been had the Company completed the above acquisitions on March 31, 2012, nor does it purport to represent its future financial position. This Pro Forma Condensed Consolidated Balance Sheet only includes the significant property acquisitions pursuant to SEC Rule 3-14 of Regulation S-X.

	March 31, 2012 As Reported	Acquisition Pro Forma Adjustments		Pro Forma March 31, 2012
	(a)
Investment in real estate assets:
Land	$—	$10,197,566	(b)	$10,197,566
Buildings and improvements	—	27,618,583	(b)	27,618,583
Acquired intangible lease assets	—	6,613,755	(b)	6,613,755

Total investment in real estate assets	—	44,429,904		44,429,904
Cash and cash equivalents	198,874	—		198,874
Restricted cash	975,950	—		975,950
Deferred financing costs	—	581,566	(e)	581,566

Total assets	$1,174,824	$45,011,470		$46,186,294

Credit facility	$—	$29,743,324	(c)	$29,743,324
Line of credit with affiliate	—	8,700,000	(d)	8,700,000
Accrued expenses	34,062	—		34,062
Escrowed investor proceeds	975,950	—		975,950
Acquired below market lease intangibles	—	1,338,413	(b)	1,338,413

Total liabilities	1,010,012	39,781,737		40,791,749

Preferred stock, $0.01 par value; 10,000,000 shares authorized, none issued and outstanding	—	—		—
Common stock, $0.01 par value; 490,000,000 shares authorized, 20,000 and 734,074 shares issued and outstanding, respectively	200	7,141	(f)	7,341
Capital in excess of par value	199,800	6,490,930	(f)	6,690,730
Accumulated deficit	(35,188)	(1,268,338	)(g)	(1,303,526)

Total stockholders’ equity	164,812	5,229,733		5,394,545

Total liabilities and stockholders’ equity	$1,174,824	$45,011,470		$46,186,294

See accompanying Notes to Pro Forma Condensed Consolidated Financial Statements (Unaudited).

COLE CREDIT PROPERTY TRUST IV, INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2012

(Unaudited)

The following unaudited Pro Forma Condensed Consolidated Statement of Operations is presented as if the Company had acquired the Pro Forma Properties on January 1, 2011.

This Pro Forma Condensed Consolidated Unaudited Statement of Operations should be read in conjunction with the Company’s historical financial statements and notes thereto for its quarter ended March 31, 2012, included in the Company’s Quarterly Report on Form 10-Q filed on May 15, 2012. This Pro Forma Condensed Consolidated Unaudited Statement of Operations is not necessarily indicative of what actual results of operations would have been had the Company completed the above acquisitions on January 1, 2011, nor does it purport to represent its future operations. This Pro Forma Condensed Consolidated Unaudited Statement of Operations only includes the significant property acquisitions pursuant to SEC Rule 3-14 of Regulation S-X.

	For the Three Months Ended March 31, 2012 As Reported	Acquisition Pro Forma Adjustments		Pro Forma for the Three Months Ended March 31, 2012
	(a)	(b)
Revenues:
Rental income	$—	$775,904	(c)	$775,904
Tenant reimbursement income	—	26,048	(d)	26,048

Total revenues	—	801,952		801,952

Expenses:
General and administrative	35,188	133,161	(e)	168,349
Property operating expenses	—	26,048	(f)	26,048
Advisory fee	—	80,797	(g)	80,797
Depreciation	—	188,082	(h)	188,082
Amortization	—	124,221	(h)	124,221

Total operating expenses	35,188	552,309		587,497

Operating (loss) income	(35,188)	249,643		214,455

Other expense:
Interest expense	—	(345,619	)(i)	(345,619)

Total other expense	—	(345,619)		(345,619)

Net loss	$(35,188)	$(95,976)		$(131,164)

Weighted average number of common shares outstanding:
Basic and diluted	20,000	714,074	(j)	734,074

Net loss per common share:
Basic and diluted	$(1.76)			$(0.18)

See accompanying Notes to Pro Forma Condensed Consolidated Financial Statements (Unaudited).

COLE CREDIT PROPERTY TRUST IV, INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended

December 31, 2011

(Unaudited)

The following unaudited Pro Forma Condensed Consolidated Statement of Operations is presented as if the Company had acquired the Pro Forma Properties on January 1, 2011.

This Pro Forma Condensed Consolidated Unaudited Statement of Operations should be read in conjunction with the Company’s historical financial statements and notes thereto for its quarter ended March 31, 2012, included in the Company’s Quarterly Report on Form 10-Q filed on May 15, 2012. This Pro Forma Condensed Consolidated Unaudited Statement of Operations is not necessarily indicative of what actual results of operations would have been had the Company completed the above acquisitions on January 1, 2011, nor does it purport to represent its future operations. This Pro Forma Condensed Consolidated Unaudited Statement of Operations only includes the significant property acquisitions pursuant to SEC Rule 3-14 of Regulation S-X.

	For the Year Ended December 31, 2011	Acquisition Pro Forma Adjustments		Pro Forma for the Year Ended December 31, 2011
	(a)	(b)
Revenues:
Rental income	$—	$3,103,615	(c)	$3,103,615
Tenant reimbursement income	—	104,192	(d)	104,192

Total revenues	—	3,207,807		3,207,807

Expenses:
General and administrative	—	586,893	(e)	586,893
Property operating expenses	—	104,192	(f)	104,192
Advisory fee	—	323,186	(g)	323,186
Depreciation	—	752,330	(h)	752,330
Amortization	—	496,885	(h)	496,885

Total operating expenses	—	2,263,486		2,263,486

Operating income	—	944,321		944,321

Other expense:
Interest expense	—	(1,433,040	)(i)	(1,433,040)

Total other expense	—	(1,433,040)		(1,433,040)

Net loss	$—	$(488,719)		$(488,719)

Weighted average number of common shares outstanding:
Basic and diluted	20,000	714,074	(j)	734,074

Net loss per common share:
Basic and diluted	$—			$(0.67)

See accompanying Notes to Pro Forma Condensed Consolidated Financial Statements (Unaudited).

COLE CREDIT PROPERTY TRUST IV, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2012

(Unaudited)

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2012

a. Reflects the Company’s historical balance sheet as of March 31, 2012.

b. Reflects the preliminary purchase price allocations incurred related to the acquisition of the Pro Forma Properties.

c. Represents the Company’s borrowings incurred on the Credit Facility, to finance the purchase of the Pro Forma Properties. The Credit Facility provides for up to $50.0 million of borrowings pursuant to a credit agreement. The Credit Facility will bear interest at rates depending on the type of loan specified, which at the time of acquisition was 2.95% for Eurodollar rate loans and 4.95% for floating rate loans.

d. Represents the Company’s borrowings incurred on the Series C Loan, to finance the purchase of the Pro Forma Properties. The Series C Loan provides for up to $10.0 million of available borrowings and bears a fixed interest rate of 4.5%.

e. Represents the Company’s related loan costs incurred on the Credit Facility and Series C Loan to finance the purchase of the Pro Forma Properties.

f. Represents the issuance of common shares required to generate sufficient offering proceeds to fund the purchase of the Pro Forma Properties, as the Company had insufficient capital at March 31, 2012 to acquire the Pro Forma Properties which are included in the pro forma balance sheet.

g. Adjustment reflects the expensing of acquisition-related costs as required under GAAP. The amount represents costs incurred to complete the Pro Forma Properties, including title, legal, accounting and other related costs.

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Three Months Ended March 31, 2012

a. Reflects the Company’s historical results of operations for the three months ended March 31, 2012.

b. In connection with the purchase of the Pro Forma Properties, the Company incurred $1.3 million of acquisition related transaction costs, which have been excluded from the Pro Forma results of operations for the three months ended March 31, 2012, as these amounts represent non-recurring charges.

c. Represents the straight-line rental revenue and amortization of the below market leases in accordance with the respective lease agreements for the Pro Forma Properties.

d. Reflects the tenant reimbursement income for the Pro Forma Properties based on historical operating results of each property.

e. Reflects management’s estimate of the general and administrative expenses for the Pro Forma Properties based on the Company’s historical results.

f. Reflects the property operating expenses for the Pro Forma Properties based on historical operating results of each property.

g. Reflects the advisory fee, calculated based on an annual rate of 0.75% of the Company’s average invested assets, payable to the Company’s advisor. The advisory fee was calculated based on the purchase price of the Pro Forma Properties.

COLE CREDIT PROPERTY TRUST IV, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

March 31, 2012

(Unaudited)

h. Represents depreciation and amortization expenses for the Pro Forma Properties. Depreciation and amortization expenses are based on the Company’s preliminary purchase price allocation. All assets are depreciated on a straight-line basis. The estimated useful lives of the Company’s assets by class are generally as follows:

Building and capital improvements	40 years
Tenant improvements	Lesser of useful life or lease term
Intangible lease assets	Lesser of useful life or lease term

i. Represents interest expense and deferred financing cost amortization associated with the borrowings on the Company’s Credit Facility and Series C Loan incurred to finance the acquisition of the Pro Forma Properties.

j. Represents the weighted average common shares required to generate sufficient offering proceeds to fund the purchase of the Pro Forma Properties, because the Company had insufficient capital to acquire the Pro Forma Properties on January 1, 2011, which are included in the pro forma results of operations. The calculation assumes the common shares were issued on January 1, 2011.

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2011

a. Reflects the Company’s historical results of operations for the year ended December 31, 2011.

b. In connection with the purchase of the Pro Forma Properties, the Company incurred $1.3 million of acquisition related transaction costs, which have been excluded from the Pro Forma results of operations for the year ended December 31, 2011, as these amounts represent non-recurring charges.

c. Represents the straight-line rental revenue and amortization of the below market leases in accordance with the respective lease agreements for the Pro Forma Properties.

d. Reflects the tenant reimbursement income for the Pro Forma Properties based on historical operating results of each property.

e. Reflects management’s estimate of the general and administrative expenses for the Pro Forma Properties based on the Company’s historical results.

f. Reflects the property operating expenses for the Pro Forma Properties based on historical operating results of each property.

g. Reflects the advisory fee, calculated based on an annual rate of 0.75% of the Company’s average invested assets, payable to the Company’s advisor. The advisory fee was calculated based on the purchase price of the Pro Forma Properties.

COLE CREDIT PROPERTY TRUST IV, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

March 31, 2012

(Unaudited)

h. Represents depreciation and amortization expenses for the Pro Forma Properties. Depreciation and amortization expenses are based on the Company’s preliminary purchase price allocation. All assets are depreciated on a straight-line basis. The estimated useful lives of the Company’s assets by class are generally as follows:

Building and capital improvements	40 years
Tenant improvements	Lesser of useful life or lease term
Intangible lease assets	Lesser of useful life or lease term

i. Represents interest expense and deferred financing cost amortization associated with the borrowings on the Company’s Credit Facility and Series C Loan incurred to finance the acquisition of the Pro Forma Properties.

j. Represents the weighted average common shares required to generate sufficient offering proceeds to fund the purchase of the Pro Forma Properties, because the Company had insufficient capital to acquire the Pro Forma Properties on January 1, 2011, which are included in the pro forma results of operations. The calculation assumes the common shares were issued on January 1, 2011.

Appendix A – Prior Performance Tables

The following information supersedes and replaces the section of our prospectus captioned “Appendix A – Prior Performance Tables” beginning on page A-1 of the prospectus:

APPENDIX A

PRIOR PERFORMANCE TABLES

The prior performance tables that follow present certain information regarding certain real estate programs previously sponsored by entities affiliated with our sponsor, Cole Real Estate Investments. The Company has presented all prior programs subject to public reporting requirements (“Prior Public Real Estate Programs”) that have similar investment objectives to this offering. In determining which Prior Public Real Estate Programs have similar investment objectives to this offering, the Company considered factors such as the type of real estate acquired by the program, the extent to which the program was designed to provide current income through the payment of cash distributions or to protect and preserve capital contributions, and the extent to which the program seeks to increase the value of the investments made in the program. The information in this section should be read together with the summary information in this prospectus under “Prior Performance Summary.”

These tables contain information that may aid a potential investor in evaluating the program presented. However, the information contained in these tables does not relate to the properties held or to be held by us, and the purchase of our shares will not create any ownership interest in the programs included in these tables.

The following tables are included in this section:

•	Table I — Experience in Raising and Investing Funds;

•	Table II — Compensation to Sponsor;

•	Table III — Operating Results of Prior Programs; and

•	Table V — Sales or Disposals of Properties.

Table IV (Results of Completed Programs) has been omitted since none of the Prior Public Real Estate Programs sponsored by Cole Real Estate Investments have completed their operations and sold all of their properties during the five years ended December 31, 2011.

For information regarding the acquisitions of properties by Prior Public Real Estate Programs sponsored by Cole Real Estate Investments during the three years ended December 31, 2011, see Table VI contained in Part II of our registration statement, which is not a part of this prospectus. We will provide a copy of Table VI to you upon written request and without charge.

Past performance is not necessarily indicative of future results.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS (UNAUDITED)

This table provides a summary of the experience of the sponsors of Prior Public Real Estate Programs for which offerings have been closed since January 1, 2009. Information is provided with regard to the manner in which the proceeds of the offerings have been applied. Also set forth below is information pertaining to the timing and length of these offerings and the time period over which the proceeds have been invested in the properties. All figures are as of December 31, 2011.

	Cole Credit Property Trust II, Inc.(5)	Cole Credit Property Trust III, Inc.(6)
Dollar amount offered	$2,270,000,000	$5,227,500,000
Dollar amount raised	2,222,545,871	3,892,478,547
Percentage amount raised	100.0%	100.0%
Less offering expenses:
Selling commissions and discounts retained by affiliates	6.1%	6.7%
Organizational expenses(1)	0.7%	1.3%
Other(2)	1.6%	1.9%
Reserves	0.1%	0.1%
Percent available for investment	91.5%	90.0%
Acquisition costs:(3)
Prepaid items and fees related to purchase of property	1.1%	0.5%
Cash down payment	88.4%	87.5%
Acquisition fees(4)	2.0%	2.0%
Other	—	—

Total acquisition cost	91.5%	90.0%
Percent leverage	51%	44%
Date offering began	6/27/2005	10/15/2008
Length of offering (in months)	Ongoing	Ongoing
Months to invest 90% of amount available for investment	40	23

(1)	Organizational expenses include legal, accounting, printing, escrow, filing, recording and other related expenses associated with the formation and original organization of the program.

(2)	These amounts include fees paid to our dealer manager, an affiliate of our sponsor.

(3)	Acquisition costs expressed as a percentage represent the costs incurred to acquire real estate with the initial capital raised in the respective offerings and do not include the costs incurred to acquire additional real estate with the proceeds from financing transactions and excess working capital.

(4)	Acquisition fees include fees paid to the sponsor or its affiliates based upon the terms of the prospectus.

(5)	These amounts include Cole Credit Property Trust II, Inc.’s initial, follow-on and distribution reinvestment plan offerings. Cole Credit Property Trust II, Inc. began its initial offering on June 27, 2005 and closed its initial offering on May 22, 2007. The total dollar amount registered and available to be offered in the initial offering was $552.8 million. The total dollar amount raised in the initial offering was $547.4 million. Cole Credit Property Trust II, Inc. began its follow-on offering on May 23, 2007 and closed its follow-on offering on January 2, 2009. The total dollar amount registered and available to be offered in the follow-on offering was $1.5 billion. The total dollar amount raised in the follow-on offering was $1.5 billion. It took Cole Credit Property Trust II, Inc. 40 months to invest 90% of the amount available for investment in its initial and follow-on offerings. Cole Credit Property Trust II, Inc. began its distribution reinvestment plan offering on September 18, 2008 and was currently offering shares under this distribution reinvestment plan offering

Past performance is not necessarily indicative of future results.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS (UNAUDITED) — (Continued)

as of December 31, 2011. The total initial dollar amount registered and available to be offered in the distribution reinvestment plan offering is $285.0 million. The total dollar amount raised in the distribution reinvestment plan offering was $204.2 million as of December 31, 2011.

(6)	These amounts include Cole Credit Property Trust III, Inc.’s initial and follow-on offerings. Cole Credit Property Trust III, Inc. began its initial offering on October 1, 2008 and closed its initial offering on October 1, 2010. The total dollar amount registered and available to be offered in the initial offering was $2.49 billion. The total dollar amount raised in the initial offering was $2.2 billion. Cole Credit Property Trust III, Inc. began its follow-on offering on October 1, 2010. The total dollar amount registered and available to be offered in the follow-on offering was $2.7 billion. The total dollar amount raised in the follow-on offering was $1.7 billion as of December 31, 2011. It took Cole Credit Property Trust III, Inc. 23 months to invest 90% of the amount available for investment in its initial and follow-on offerings.

Past performance is not necessarily indicative of future results.

TABLE II

COMPENSATION TO SPONSOR AND AFFILIATES (UNAUDITED)

This table sets forth the compensation paid to our sponsor and its affiliates, including compensation paid out of the offering proceeds and compensation paid in connection with the ongoing operations of Prior Public Real Estate Programs. Prior Public Real Estate Programs whose offerings have closed since January 1, 2009 are shown separately with amounts as of December 31, 2011. All other Public Real Estate Programs have been aggregated to show compensation paid during such period. Each of the Prior Public Real Estate Programs for which information is presented below has similar investment objectives to this program.

	Cole Credit Property Trust II, Inc.	Cole Credit Property Trust III, Inc.
Date offering commenced	6/27/2005	10/15/2008
Dollar amount raised	$2,222,545,871	$3,892,478,547
Amount paid to sponsor from proceeds of offering:
Underwriting fees	25,741,562	50,392,069
Acquisition fees and real estate commissions(1)	70,308,375	108,034,147
Advisory fees	—	—
Other(2)	39,496,993	74,680,416
Amount of cash generated from operations before deducting payments to sponsor	531,579,717	234,418,113
Amount paid to sponsor from operations:
Property management fees	21,244,134	10,842,636
Partnership management fees(3)	34,755,350	29,233,760
Reimbursements	8,971,615	12,869,394
Leasing commissions	546,695	—
Other(4)	125,260	26,829
Amount of property sales and refinancing before deducting payments to sponsor
Cash(5)	101,160,077	—
Notes	—	—
Amount paid to sponsor from property sales and refinancing
Incentive fees	—	—
Real estate commissions	382,000	—
Other	—	—

Past performance is not necessarily indicative of future results.

TABLE II

COMPENSATION TO SPONSOR AND AFFILIATES (UNAUDITED) — (Continued)

3 Other Programs (6)
Date offering commenced	N/A
Dollar amount raised	$23,494,979
Amount paid to sponsor from proceeds of offering:
Underwriting fees	1,082,121
Acquisition fees and real estate commissions(1)	657,000
Advisory fees	—
Other(2)	204,516
Amount of cash generated from operations before deducting payments to sponsor	21,714,856
Amount paid to sponsor from operations:
Property management fees	1,429,894
Partnership management fees(3)	—
Reimbursements	—
Leasing commissions	—
Other(4)	—
Amount of property sales and refinancing before deducting payments to sponsor
Cash(7)	4,544,733
Notes	14,175,000
Amount paid to sponsor from property sales and refinancing
Incentive fees	—
Real estate commissions	191,000
Other	—

(1)	Properties are acquired with a combination of funds from offering proceeds and debt. The acquisition and real estate commissions reported in this table include the total amount of fees paid to the sponsor or its affiliates regardless of the funding source for these costs.

(2)	Amounts primarily relate to loan coordination fees, a development fee and reimbursement of certain offering costs paid by the sponsor.

(3)	Amounts primarily relate to asset management fees and expenses.

(4)	Amounts primarily relate to construction management fees.

(5)	Amounts herein include gross proceeds received in connection with the sale of one unconsolidated joint venture of $19.1 million and the sale of marketable securities of $82.1 million.

(6)	Three of the offerings of the Prior Public Real Estate programs aggregated herein were not closed within the past three years and therefore are not shown separately. Amounts presented represent aggregate payments to the sponsor in the most recent three years for Cole Credit Property Trust, Inc., Cole Corporate Income Trust, Inc. and Cole Retail Income Strategy (Daily NAV), Inc. The programs have similar investment objectives to this program.

(7)	Amounts herein include gross proceeds received in connection with the sale of one property.

Past performance is not necessarily indicative of future results.

TABLE III

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED)

The following sets forth the operating results of Prior Public Real Estate Programs sponsored by the sponsor of our program, the offerings of which have been closed since January 1, 2007. The information relates only to public programs with investment objectives similar to this program. All figures are as of December 31 of the year indicated.

	Cole Credit Property Trust II, Inc. June 2005 (Unaudited)
	2007	2008	2009	2010	2011
Gross Revenues	$92,100,308	$202,282,667	$276,026,961	$269,274,321	$279,520,082
Equity in income of unconsolidated joint venture	—	470,978	612,432	964,828	665,645
Profit (loss) on sale of properties	—	—	—	—	20,749,303	(7)
Less:
Operating expenses(1)	12,662,270	32,191,062	50,986,169	47,170,233	50,693,841
Interest expense	39,075,748	78,063,338	98,996,703	102,976,724	108,185,870
Depreciation and amortization(2)	30,482,273	63,858,422	90,750,170	85,162,219	88,246,266
Impairment of real estate assets	5,400,000	3,550,000	13,500,000	4,500,435	—

Net Income (loss) — GAAP Basis(3)	$4,480,017	$25,090,823	$22,406,351	$30,429,538	$53,809,053

Taxable income
— from operations(4)	$15,703,828	$42,432,587	$53,168,771	$45,529,029	$47,403,410	(5)
— from gain on sale	—	—	—	—	22,750,362
Cash generated
— from operations	43,366,041	96,073,918	116,871,698	105,627,000	114,449,000
— from sales	—	—	—	—	100,830,000
— from refinancing	—	—	—	—	—

Cash generated from operations, sales and refinancing	43,366,041	96,073,918	116,871,698	105,627,000	215,279,000
Less: Cash distributions to investors
— from operating cash flow	37,727,364	96,051,343	116,871,698	105,627,000	114,449,000
— from sales and refinancing	—	—	—	—	11,195,000
— from other(6)	—	—	18,111,554 (8)	23,623,894 (9)	5,359,000	(10)

Cash generated (deficiency) after cash distributions	5,638,677	22,575	(18,111,554)	(23,623,894)	84,276,000
Less: Special items (not including sales and refinancing)	—	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	$5,638,677	$22,575	$(18,111,554)	$(23,623,894)	$84,276,000

Tax and distribution data per $1,000 invested
Federal income tax results:
Ordinary income (loss)
— from operations	$16.80	$21.02	$27.24	$22.03	$25.15
— from recapture	—	—	—	—	—
Capital gain (loss)	—	—	—	—	12.07
Cash distributions to investors
Source (on a GAAP basis)
— Investment income	25.00	30.00	26.00	21.90	22.40
— Return of capital	37.00	36.00	41.00	40.50	29.20
— Capital gain	—	—	—	—	10.90
Source (on a cash basis)
— Sales	—	—	—	—	5.34
— Refinancing	—	—	—	—	—
— Operations	62.00	66.00	58.01	50.99	54.60
— Other(6)	—	—	8.99	11.41	2.56
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the table					100%

Past performance is not necessarily indicative of future results.

TABLE III

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED) — (Continued)

Cole Credit Property Trust III, Inc. October 2008 (Unaudited)
2008	2009	2010	2011
Gross Revenues	$3,621	$23,503,760	$144,833,874	$366,649,708
Equity in income of unconsolidated joint venture	—	—	(206,200)	1,474,801
Profit (loss) on sale of properties	—	—	—	—
Less:
Operating expenses(1)	104,769	23,312,360	85,592,289	128,596,358
Interest expense	—	2,538,176	26,311,592	87,436,309
Depreciation and amortization(2)	—	5,474,070	39,326,534	106,322,593
Net (loss) income including noncontrolling interest	(101,148)	(7,820,846)	(6,602,741)	45,769,249
Net (loss) income allocated to noncontrolling interest	—	—	(309,976)	474,501

Net (loss) income attributable to company — GAAP Basis(3)	$(101,148)	$(7,820,846)	$(6,602,741)	$45,294,748

Taxable income
— from operations(4)	$(101,148)	$(7,820,846)	$60,372,811	$121,091,397	(5)
— from gain on sale	—	—	—	—
Cash generated
— from operations	(27,507)	74,038	35,790,000	145,681,000
— from sales	—	—	—	—
— from refinancing	—	—	—	—

Cash generated from operations, sales and refinancing	(27,507)	74,038	35,792,000	145,681,000
Less: Cash distributions to investors
— from operating cash flow	—	74,038	35,792,000	145,681,000
— from sales and refinancing	—	—	—	—
— from other(6)	—	21,689,962	(11)	76,821,000	(12)	49,196,000	(13)

Cash generated (deficiency) after cash distributions	(27,507)	(21,689,962)	(76,821,000)	(49,196,000)
Less: Special items (not including sales and refinancing)	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	$(27,507)	$(21,689,962)	$(76,821,000)	$(49,196,000)

Tax and distribution data per $1,000 invested
Federal income tax results:
Ordinary income (loss)
— from operations	$(505.74)	$(9.02)	$27.86	$36.40
— from recapture	—	—	—	—
Capital gain (loss)	—	—	—	—
Cash distributions to investors
Source (on a GAAP basis)
— Investment income	—	30.00	35.00	60.00
— Return of capital	—	24.00	29.00	37.00
Source (on a cash basis)
— Sales	—	—	—	—
— Refinancing	—	—	—	—
— Operations	—	0.18	20.34	72.51
— Other(6)	—	53.82	43.66	24.29
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the table	100%

Past performance is not necessarily indicative of future results.

TABLE III

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED) — (Continued)

(1)	Operating expenses include management fees and expenses paid to affiliates of the advisor for such services as accounting, property supervision, advisory and asset management services.

(2)	Depreciation of commercial real property is determined on the straight-line method over an estimated useful life of 40 years. Leasehold interests are amortized over the life of the lease.

(3)	Cole Credit Property Trust II, Inc. and Cole Credit Property Trust III, Inc. maintain their books on a GAAP basis of accounting.

(4)	Cash generated from operation generally includes net income plus depreciation and amortization plus any decreases in accounts receivable and accrued rental income or increases in accounts payable minus any increases in accounts receivable and accrued rental income or decreases in accounts payable.

(5)	Due to the timing of tax return filings, amounts shown represent estimates and may change when tax returns are filed at a future date.

(6)	Cash distributions to investors from other sources may include sources such as cash flows in excess of distributions from prior periods, borrowings, and proceeds from the issuance of common stock. We consider the real estate acquisition expenses, which reduce cash flow from operations, to have been funded with proceeds from our ongoing public offering of shares of common stock in the offering because the expenses were incurred to acquire real estate investments

(7)	Consists of gain on the sale of securities of $15.6 million and gain on the sale of unconsolidated joint venture interests of $5.2 million.

(8)	Consists of proceeds from the offerings of $3.2 million, cash flows from operations in excess of distributions from previous periods of $6.8 million and borrowings of $8.1 million

(9)	Consists of return of capital from unconsolidated joint ventures of $1.6 million, proceeds from the offerings of $3.4 million, and borrowings of $18.7 million.

(10)	Consists of return of capital from unconsolidated joint ventures of $2.3 million and proceeds from the offerings of $3.0 million.

(11)	Consists of proceeds from the issuance of common stock of $18.6 million and borrowings of $3.1 million.

(12)	Consists of proceeds from the issuance of common stock of $58.7 million and borrowings of $18.1 million.

(13)	Consists of return of capital from the unconsolidated joint ventures of $1.1 million and proceeds from the issuance of common stock of $48.1 million.

Past performance is not necessarily indicative of future results.

TABLE V

SALES OR DISPOSALS OF PROPERTIES (UNAUDITED)

This table provides summary information on the results of sales or disposals of properties since January 1, 2009 by Prior Public Real Estate Programs having similar investment objectives to those of this program. All amounts are through December 31, 2011.

			Selling Price, Net of Closing Costs and GAAP Adjustments						Including Closing and Soft Costs
Property	Date Acquired	Date of Sale	Cash Received Net of Closing Costs	Mortgage Balance at Time of Sale (1)	Purchase Money Mortgage Taken Back by Program	Adjustments Resulting from Application of GAAP	Total (2)		Original Mortgage Financing	Total Acquisition Cost, Capital Improvements, Closing and Soft Costs (3)	Total	Excess (Deficiency) of Property Operating Cash Receipts Over Cash Expenditures
Cole Credit Property Trust, Inc.
CarMax Merriam, KS	04/04	12/11	$4,544,733	$14,175,000	—	—	$18,719,733	(4)	$14,175,000	$5,237,436	$19,412,436	$4,262,437
Cole Credit Property Trust II, Inc.
LBUBS 2007-C2 AJ	09/08	05/11	29,282,000	—	—	—	29,282,000	(5)	—	26,921,503	26,921,503	5,215,399
JPMCC 2008-C2 A3	10/08	04/11	18,583,428	—	—	—	18,583,428	(5)	—	15,402,491	15,402,491	2,884,531
GCCFC 2007 GG11 AJ	11/08	05/11	8,675,000	—	—	—	8,675,000	(5)	—	5,119,125	5,119,125	1,501,086
BSCMS 2007-GG11 T28 AM	11/08	05/11	5,314,075	—	—	—	5,314,075	(5)	—	2,586,098	2,586,098	731,398
BSCMS 2005-T20 AJ	01/09	03/11	6,001,875	—	—	—	6,001,875	(5)	—	2,547,450	2,547,450	695,554
BSCMS 2005-PW10 AM	01/09	03/11	14,203,700	—	—	—	14,203,700	(5)	—	7,947,177	7,947,177	1,619,721
Cole/Spensa MS Portfolio AZ, LLC	04/09	09/11	18,769,000	—	—	—	18,769,000	(6)	—	16,758,494	16,758,494	2,062,493	(7)

(1)	Mortgage balance represents face amount and does not represent discounted current value.

(2)	None of the amounts are being reported for tax purposes on the installment basis.

(3)	The amounts shown do not include a pro rata share of the original offering costs. There were no carried interest received in lieu of commissions in connection with the acquisition of the property.

(4)	Cole Credit Property Trust, Inc. recorded a taxable gain of $2.1 million related to the property sale, all of which was a capital gain.

(5)	Cole Credit Property Trust II, Inc. recorded a taxable gain of $21.5 million related to the sale of six CMBS bonds, all of which was a capital gain.

(6)	Cole Credit Property Trust II, Inc. recorded a taxable gain of $1.2 million related to the unconsolidated joint venture sale, all of which was a capital gain.

(7)	This sale represents the disposition of a ten property self-storage portfolio that was owned by Cole Credit Property Trust II, Inc., through an unconsolidated joint venture. Amount included herein represents the distribution payments from the joint venture to Cole Credit Property Trust II, Inc.

Past performance is not necessarily indicative of future results.

Revised Forms of the Initial Subscription Agreement, Additional Subscription Agreement and Alternative Subscription Agreement

The prospectus is supplemented to include revised forms of our Initial Subscription Agreement, Additional Subscription Agreement and an alternative Subscription Agreement, which are attached hereto as Appendices B, C and D, respectively.

APPENDIX B

NOT FOR USE IN ALABAMA

COLE CREDIT PROPERTY TRUST IV, INC.

INITIAL SUBSCRIPTION AGREEMENT FOR THE PURCHASE OF COMMON STOCK	866.907.2653

A INVESTMENT (a separate Initial Subscription Agreement is required for each initial investment)

Investors should not sign this Initial Subscription Agreement for the offering unless they have received the current final Prospectus.

1. This subscription is in the amount of $                  ☐ Check if amount is estimated

☐	Initial Subscription (minimum $2,500)
☐	Additional Subscription (minimum $1,000) (complete all sections except for B and D or complete the separate simplified Additional Investment Subscription Agreement)

     Existing Cole Account #

2. Payment will be made with:                ☐ Enclosed check                ☐ Funds wired                ☐ Funds to follow

    ☐ ACH

                                                                                                          ☐ Checking             ☐ Savings

Financial Institution

Routing/Transit #	Account #

3. For purchases without selling commissions, please designate below, as applicable:

     ☐ RIA Account Purchase         ☐ Registered Representative Purchase         ☐ Cole Employee or Affiliate Purchase

B TYPE OF REGISTRATION (please complete either section 1 or 2, but not both, and section 3, if applicable)

1. Non-Qualified Registration	2. Qualified Registration (make check payable to the Custodian)
☐ Individual (one signature required)	☐ Traditional IRA
☐ Joint Tenants with Right of Survivorship (all parties must sign)	☐ Roth IRA
☐ Community Property (all parties must sign)	☐ Keogh Plan
☐ Tenants-in-Common (all parties must sign)	☐ Simplified Employee Pension/Trust (S.E.P.)
☐ Transfer on Death (fill out TOD Form to effect designation)	☐ Pension or Profit Sharing Plan (exempt under 401(a))
☐ Uniform Gifts to Minors Act or Uniform Transfer to Minors Act (UGMA/UTMA adult custodian signature required) State of Custodian for (minor’s name)	☐Non-custodial ☐ Custodial ☐ Other (specify) 3. Custodian or Clearing Firm/Platform Information (send all paperwork directly to the Custodian or Clearing Firm/Platform) Name
☐ Corporate (authorized signature and Corporate Resolution or Cole Corporate Resolution Form required)
☐ S-corp ☐ C-corp (will default to S-corp if nothing is marked)
☐ Partnership (authorized signature and Partnership paperwork or Cole Corporate Resolution Form required)
☐ Limited Liability Company (authorized signature and LLC paperwork or Cole Corporate Resolution Form required)	Street/PO Box
☐ Taxable Pension or Profit Sharing Plan (authorized signature and Plan paperwork required)	City State Zip
☐ Trust (trustee or grantor signatures and trust documents or Cole Trustee Certification of Investment Power required)	Custodian Tax ID # (provided by Custodian)
Custodian or Clearing Firm/Platform Account #
Type of Trust: (Specify i.e., Family, Living, Revocable, etc.)
Name of Trust
Date of Trust Tax ID # (if applicable)

☐ Other (specify)

C REGISTRATION INFORMATION (or Trustees if applicable)

Investor Name	Co-Investor Name (if applicable)

Mailing Address	Mailing Address

City State Zip	City State Zip

Phone Business Phone	Phone Business Phone

Email Address	SSN or Tax ID Date of Birth

SSN or Tax ID Date of Birth	☐ Cole Employee or Affiliate

Street Address (if different from mailing address or mailing address is a PO Box)

City State Zip

Volume Discounts

I (we) are making, or previously have made, investments in the following Cole-sponsored programs that are Eligible Programs, as defined in a Cole REIT Prospectus. (You may only include any investments made by the same “purchaser,” as defined in the Prospectus.) This information will help determine whether volume discounts may be applicable. All holdings are subject to verification.

Name of Cole Program	Cole Account #	SSN or Tax ID
Name of Cole Program	Cole Account #	SSN or Tax ID

D DISTRIBUTION INSTRUCTIONS (will default to Custodian or Clearing Firm/Platform or Address of Record if nothing is marked)

FOR CUSTODIAL OR CLEARING FIRM/PLATFORM ACCOUNTS:

    ☐ Custodian or Clearing Firm/Platform of Record

    ☐ Reinvest pursuant to Distribution Reinvestment Plan

FOR NON-CUSTODIAL OR NON-CLEARING FIRM/PLATFORM ACCOUNTS:

    ☐ Mail to Address of Record

    ☐ Reinvest pursuant to Distribution Reinvestment Plan

    ☐ Direct Deposit

☐ Checking ☐ Savings
Financial Institution
Routing/Transit #	Account #

☐ Check if banking information is same as provided in Section A-2

☐ Mail to Brokerage Account or Third Party

Payee Name	Mailing Address

Account #	City State Zip

By signing this agreement, I authorize Cole Credit Property Trust IV, Inc. (CCPT IV) to deposit distributions into the account specified in Section D, and to debit that account in the amount of any distribution deposited in error. If I withdraw deposits made in error, I authorize CCPT IV to retain future distributions until the erroneous deposits are recovered. This authorization is effective until terminated in writing by either party.

E INVESTOR(S) ACKNOWLEDGEMENTS AND SIGNATURES (Investor(s) must initial each of sections 1-4 and those sections of 5-13 as appropriate)

I (we) (or, in the case of fiduciary accounts, the person authorized to sign on my (our) behalf) hereby acknowledge and/or represent the following:

INVESTOR | CO-INVESTOR

|	1. I (we) have received the final Prospectus, whether over the Internet, on a CD-ROM, paper copies, or any other delivery method, relating to the shares of CCPT IV.

|	2. Excluding home, home furnishings and automobiles, I (we) either: (i) have a net worth of at least $70,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $70,000; or (ii) have a net worth of at least $250,000. In the case of sales to fiduciary accounts, the specific requirements shall be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.

|	3. I am (we are) purchasing the shares for my (our) own account, or if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute this Initial Subscription Agreement and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).

|	4. I (we) acknowledge that the shares are not liquid.

|	5. For Arkansas residents: By signing below, you are not representing that you have read or understood this agreement.

|	6. For California residents: I (we) either: (i) have a net worth of at least $75,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $75,000; or (ii) have a net worth of at least $250,000. In addition, my (our) investment in CCPT IV does not exceed ten percent (10%) of my (our) net worth.

|	7. For Iowa and New Mexico residents: My (our) aggregate investment in CCPT IV and its affiliates does not exceed ten percent (10%) of my (our) liquid net worth.

|	8. For Kansas and Massachusetts residents: I (we) acknowledge that the Kansas and Massachusetts securities regulators recommend that I (we) should invest, in the aggregate, no more than ten percent (10%) of my (our) “liquid net worth” (as defined in the prospectus for Kansas and Massachusetts investors) in CCPT IV and the securities of similar direct participation programs.

|	9. For Kentucky, Michigan, Oregon, Pennsylvania and Tennessee residents: My (our) liquid net worth is at least ten (10) times my (our) maximum investment in CCPT IV.

|	10. For Maine residents: My (our) investment in CCPT IV and its affiliates does not exceed ten percent (10%) of my (our) net worth.

|	11. For Nebraska residents: Excluding home, furnishings and automobiles, I (we) either: (i) have a minimum net worth of $100,000 and an annual income of $70,000, or (ii) have a minimum net worth of $350,000. In addition, my (our) investment in CCPT IV does not exceed ten percent (10%) of my (our) net worth.

|	12. For North Dakota residents: My (our) liquid net worth is at least ten (10) times my (our) investment in CCPT IV and its affiliates.

|	13. For Ohio residents: For Ohio resident: My (our) aggregate investment in CCPT IV, its affiliates and other non-traded real estate investment programs does not exceed ten percent (10%) of my (our) “liquid net worth” (as defined in the Prospectus for Ohio investors).

☐ By checking here I confirm I would like to go green and not receive in paper any documents that Cole can send to me electronically. (If you are choosing to go green, please make sure you provide your email address in Section C. If you decide later that you want to receive documents in paper, you can contact Cole Investor Services at 866-907-2653.)

SUBSTITUTE W-9: I HEREBY CERTIFY under penalty of perjury (i) that the taxpayer identification number shown on this Initial Subscription Agreement is true, correct and complete, (ii) that I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me that I am no longer subject to backup withholding, and (iii) I am a U.S. person.

You should not invest in CCPT IV unless you have read and understood this agreement and the Prospectus referred to above and understand the risks associated with an investment in CCPT IV. In deciding to invest in CCPT IV, you should rely only on the information contained in the Prospectus, and not on any other information or representations from any other person or source. CCPT IV and each person selling shares of CCPT IV common stock shall be responsible for making every reasonable effort to determine that such purchase of shares is a suitable and appropriate investment for each investor, based on the information provided by the prospective investor regarding the investor’s financial situation and investment objectives.

A sale of the shares may not be completed until at least five business days after the date the subscriber receives the final Prospectus. If a subscriber’s subscription is accepted, CCPT IV will send the subscriber confirmation of their purchase after they have been admitted as an investor.

Notice is hereby given to each investor that by executing this agreement you are not waiving any rights you may have under the Securities Act of 1933, as amended, or any state securities laws.

Investor’s Signature	Date	Custodian Signature	Date
Co-Investor’s Signature	Date

F FINANCIAL ADVISOR INFORMATION (please complete A or B)

A) REGISTERED REPRESENTATIVE (to be completed by selling Registered Representative)

1.		2.
	Name of Registered Representative		Name of Broker-Dealer

	Representative ID #		Representative CRD ID #

	Mailing Address		Have you changed firm affiliation (since last purchase)? ☐ Yes ☐ No

City State Zip

Phone Email Address

B) REGISTERED INVESTMENT ADVISOR REPRESENTATIVE (to be completed by selling RIA Representative)

1.		2.
	Name of Registered Representative		Name of Broker-Dealer

SEC Registered ☐ Yes ☐ No
	Mailing Address		State Registered ☐ Yes ☐ No
States Registered

City State Zip

	Phone Email Address		RIA IARD ID #

	Have you changed firm affiliation (since last purchase)? ☐ Yes ☐ No		Name of Clearing Firm

Name of Affiliate Broker-Dealer

G REPRESENTATIVE SIGNATURES

Based on the information I obtained from the investor regarding the investor’s financial situation and investment objectives, I hereby certify to Cole Capital Corporation, Cole Holdings Corporation and Cole Credit Property Trust IV, Inc. that I have reasonable grounds for believing that the purchase of the shares by the investor in Cole Credit Property Trust IV, Inc. is a suitable and appropriate investment for this investor.

Signature of Registered or RIA Representative	Signature of Broker/Dealer or Clearing Firm/Platform

☐ I am completing and signing this application pursuant to a power-of-attorney from the investor. I hereby certify that such power-of-attorney is legally valid and includes within its scope my completion and execution of this application on behalf of the investor.

ONCE COMPLETE, PLEASE	Via Regular Mail:	Via Overnight/Express Mail:
DELIVER THIS FORM TO:	CCPT IV	CCPT IV
	DST Systems, Inc.	DST Systems, Inc.
Via Fax:	P.O. Box 219312	430 West 7th Street
1.877.616.1118	Kansas City, MO 64121-9312	Kansas City, MO 64105

© 2012 Cole Capital Advisors, Inc. All rights reserved	CCPT IV-AGMT-04(06-12)

APPENDIX C

NOT FOR USE IN ALABAMA

COLE CREDIT PROPERTY TRUST IV, INC.

ADDITIONAL SUBSCRIPTION AGREEMENT FOR THE PURCHASE OF COMMON STOCK	866.907.2653

This form may be used by any current investor in Cole Credit Property Trust IV, Inc. (CCPT IV), who desires to purchase additional shares of CCPT IV and who purchased their shares directly from CCPT IV. Investors who acquired shares other than through use of an Initial Subscription Agreement (e.g., through a transfer of ownership or TOD) and who wish to make additional investments must complete the CCPT IV Initial Subscription Agreement.

A INVESTMENT (a completed Additional Subscription Agreement is required for each initial investment)

1. This subscription is in the amount of $             (minimum $1,000)

                                                               ☐ Check if amount is estimated

2. Payment will be made with:            ☐ Enclosed check                                        ☐ Funds wired                                        ☐ Funds to follow

    ☐ ACH

	☐ Checking	☐ Savings
Financial Institution

Routing/Transit #	Account #

B REGISTRATION INFORMATION

Existing Cole Account Registration (name of Account)	SSN or Tax ID #

Existing Cole Account #

Volume Discounts

I (we) are making, or previously have made, investments in the following Cole-sponsored programs that are Eligible Programs, as defined in a Cole REIT Prospectus. (You may include any investments made by the same “purchaser,” as defined in the Prospectus.) This information will help determine whether volume discounts may be applicable. All holdings are subject to verification.

Name of Cole Program	Cole Account #	SSN or Tax ID

Name of Cole Program	Cole Account #	SSN or Tax ID

C INVESTOR(S) SIGNATURES (Investor(s) must initial each of sections 1-4 and those sections of 5-13 as appropriate)

I (we) (or, in the case of fiduciary accounts, the person authorized to sign on my (our) behalf) hereby acknowledge and/or represent the following:

INVESTOR | CO-INVESTOR

|	1. I (we) have received the final Prospectus, whether over the Internet, on a CD-ROM, paper copies, or any other delivery method, relating to the shares of CCPT IV.

|	2. Excluding home, home furnishings and automobiles, I (we) either: (i) have a net worth of at least $70,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $70,000; or (ii) have a net worth of at least $250,000. In the case of sales to fiduciary accounts, the specific requirements shall be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.

|	3. I am (we are) purchasing the shares for my (our) own account, or if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute this Subscription Agreement and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).

|	4. I (we) acknowledge that the shares are not liquid.

|	5. For Arkansas residents: By signing below, you are not representing that you have read or understood this agreement.

|	6. For California residents: I (we) either: (ii) have a net worth of at least $75,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $75,000; or (i) have a net worth of at least $250,000. In addition, my (our) investment in CCPT IV does not exceed ten percent (10%) of my (our) net worth.

|	7. For Iowa and New Mexico residents: My (our) aggregate investment in CCPT IV and its affiliates does not exceed ten percent (10%) of my (our) liquid net worth.

C-1

INVESTOR | CO-INVESTOR

|	8. For Kansas and Massachusetts residents: I (we) acknowledge that the Kansas and Massachusetts securities regulators recommend that I (we) should invest, in the aggregate, no more than ten percent (10%) of my (our) “liquid net worth” (as defined in the prospectus for Kansas and Massachusetts investors) in CCPT IV and the securities of similar direct participation programs.

|	9. For Kentucky, Michigan, Oregon, Pennsylvania and Tennessee residents: My (our) liquid net worth is at least ten (10) times my (our) maximum investment in CCPT IV.

|	10. For Maine residents: My (our) investment in CCPT IV and its affiliates does not exceed ten percent (10%) of my (our) net worth.

|	11. For Nebraska residents: Excluding home, furnishings and automobiles, I (we) either: (i) have a minimum net worth of $100,000 and an annual income of $70,000, or (ii) have a minimum net worth of $350,000. In addition, my (our) investment in CCPT IV does not exceed ten percent (10%) of my (our) net worth.

|	12. For North Dakota residents: My (our) liquid net worth is at least ten (10) times my (our) investment in CCPT IV and its affiliates.

|	13. For Ohio residents: My (our) aggregate investment in CCPT IV, its affiliates and other non-traded real estate investment programs does not exceed ten percent (10%) of my (our) “liquid net worth” (as defined in the Prospectus for Ohio investors).

☐  By checking here I confirm I would like to go green and no longer receive in paper any documents that Cole can send to me electronically. If I decide later that I want to receive documents in paper, I can contact Cole Investor Services at 866.907.2653.

If you are choosing to go green, please provide your email address here:

SUBSTITUTE W-9: I HEREBY CERTIFY under penalty of perjury (i) that the taxpayer identification number shown on this Subscription Agreement is true, correct and complete, (ii) that I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me that I am no longer subject to backup withholding, and (iii) I am a U.S. person.

You should not invest in CCPT IV unless you have read and understood this agreement and the Prospectus referred to above and understand the risks associated with an investment in CCPT IV. In deciding to invest in CCPT IV, you should rely only on the information contained in the Prospectus, and not on any other information or representations from any other person or source. CCPT IV and each person selling shares of CCPT IV common stock shall be responsible for making every reasonable effort to determine that such purchase of shares is a suitable and appropriate investment for each investor, based on the information provided by the prospective investor regarding the investor’s financial situation and investment objectives.

A sale of the shares may not be completed until at least five (5) business days after the date the subscriber receives the final Prospectus. If a subscriber’s subscription is accepted, CCPT IV will send the subscriber confirmation of their purchase after they have been admitted as an investor.

Notice is hereby given to each investor that by executing this agreement you are not waiving any rights you may have under the Securities Act of 1933, as amended, or any state securities laws.

Investor’s Signature	Date	Custodial Signature	Date
Co-Investor’s Signature	Date

D REGISTERED REPRESENTATIVE (to be completed by selling Registered Representative)

Name of Registered Representative	Rep and Branch ID #

E REGISTERED INVESTMENT ADVISOR (RIA) REPRESENTATIVE (to be completed by selling RIA Representative)

Name of RIA Representative	RIA IARD ID #

F REPRESENTATIVE SIGNATURES

Based on the information I obtained from the investor regarding the investor’s financial situation and investment objectives, I hereby certify to Cole Capital Corporation, Cole Holdings Corporation and CCPT IV that I have reasonable grounds for believing that the purchase of the shares by the investor in CCPT IV is a suitable and appropriate investment for this investor.

Signature of Registered or RIA Representative	Signature of Broker-Dealer or Clearing Firm/Platform

☐  I am completing and signing this application pursuant to a power-of-attorney from the investor. I hereby certify that such power-of-attorney is legally valid and includes within its scope my completion and execution of this application on behalf of the investor.

ONCE COMPLETE, PLEASE	Via Regular Mail:	Via Overnight/Express Mail:
DELIVER THIS FORM TO:	CCPT IV	CCPT IV
	DST Systems, Inc.	DST Systems, Inc.
Via Fax:	P.O. Box 219312	430 West 7th Street
1.877.616.1118	Kansas City, MO 64121-9312	Kansas City, MO 64105

© 2012 Cole Capital Advisors, Inc. All rights reserved	CCPT IV-AI-AGMT-04(06-12)

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APPENDIX D

NOT FOR USE IN ALABAMA, ARKANSAS, PENNSYLVANIA, SOUTH CAROLINA OR TENNESSEE

COLE CREDIT PROPERTY TRUST IV, INC. COLE CORPORATE INCOME TRUST, INC.

INITIAL SUBSCRIPTION AGREEMENT FOR THE PURCHASE OF COMMON STOCK	866.907.2653

A INVESTMENT (an Initial Subscription Agreement is required for all initial investments)

1.	This subscription is in the amount(s) and for the Cole Real Estate Investment Trust(s) (Cole REIT(s)) listed below. Investors should not sign this Initial Subscription Agreement for either offering unless they have received the current final Prospectus for BOTH offerings.

a. $ COLE CREDIT PROPERTY TRUST IV, INC.	☐ Initial Subscription (Minimum is $2,500)
☐ Additional Subscription (Minimum is $1,000)
Existing Cole Account Number
☐ Check if amount is estimated

b. $ COLE CORPORATE INCOME TRUST, INC.	☐ Initial Subscription (Minimum is $2,500)
☐ Additional Subscription (Minimum is $1,000)
Existing Cole Account Number
☐ Check if amount is estimated

2.	Payment will be made with: ☐ Enclosed check ☐ Funds wired ☐ Funds to follow ☐ Checking ☐ Savings ☐ ACH

Financial Institution	Account #

Routing/Transit #

3.	For purchases without selling commissions, please designate below, as applicable:
☐ RIA Account Purchase ☐ Registered Representative Purchase ☐ Cole Employee or Affiliate

B TYPE OF REGISTRATION (please complete either section 1 or 2, but not both, and section 3, if applicable)

1. Non-Qualified Registration	2. Qualified Registration (make check payable to the Custodian)
☐ Individual (one signature required)	☐ Traditional IRA
☐ Joint Tenants with Right of Survivorship (all parties must sign)	☐ Roth IRA
☐ Community Property (all parties must sign)	☐ Keogh Plan
☐ Tenants-in-Common (all parties must sign)	☐ Simplified Employee Pension/Trust (S.E.P.)
☐ Transfer on Death (fill out TOD Form to effect designation)	☐ Pension or Profit Sharing Plan (exempt under 401(a))
☐ Uniform Gifts to Minors Act or Uniform Transfer to Minors Act	☐ Non-custodial ☐ Custodial
(UGMA/UTMA adult custodian signature required)	☐ Other (specify)
State of
Custodian for (minor’s name)
☐ Corporate (authorized signature and Corporate Resolution or Cole Corporate Resolution Form required) ☐ S-corp ☐ C-corp (will default to S-corp if nothing is marked)	3. Custodian or Clearing Firm/Platform Information (send all paperwork directly to the Custodian or Clearing Firm/Platform)
☐ Partnership (authorized signature and Partnership paperwork or Cole Corporate Resolution Form required)	Name
☐ Limited Liability Company (authorized signature and LLC paperwork or Cole Corporate Resolution Form required)	Street/PO Box
☐ Taxable Pension or Profit Sharing Plan (authorized signature and Plan paperwork required)	City State Zip
☐ Trust (trustee or grantor signatures and trust documents or Cole Trustee Certification of Investment Power required)	Custodian Tax ID # (provided by Custodian)
Type of Trust: (Specify i.e., Family, Living, Revocable, etc.)	Custodian or Clearing Firm/Platform Account #

Name of Trust
Date of Trust Tax ID # (if applicable)
☐ Other (specify)

C REGISTRATION INFORMATION (or Trustees if applicable)

Investor Name			Co-Investor Name (if applicable)

Mailing Address			Mailing Address

City	State	Zip	City	State	Zip

Phone	Business Phone		Phone	Business Phone

Email Address			SSN or Tax ID	Date of Birth

☐ Cole Employee or Affiliate
SSN or Tax ID	Date of Birth

Street Address (if different from mailing address or mailing address is a PO Box)

City	State	Zip

☐ By checking here I confirm I would like to go green and not receive in paper any documents that Cole can send to me electronically. (If you are choosing to go green, please make sure you provide your email address in this section. If you decide later that you want to receive documents in paper, you can contact Cole Investor Services at 866.907.2653.)

Volume Discounts

I (we) are making, or previously have made, investments in the following Cole-sponsored programs that are Eligible Programs, as defined in a Cole REIT Prospectus. (You may include any investments made by the same “purchaser,” as defined in the Prospectus.) This information will help determine whether volume discounts may be applicable. All holdings are subject to verification.

Name of Cole Program	Cole Account #	SSN or Tax ID

Name of Cole Program	Cole Account #	SSN or Tax ID

D DISTRIBUTION INSTRUCTIONS (will default to Custodian or Clearing Firm/Platform or Address of Record if nothing is marked)

FOR CUSTODIAL OR CLEARING FIRM/PLATFORM ACCOUNTS:

☐	Custodian or Clearing Firm/Platform of Record
☐	Reinvest pursuant to Distribution Reinvestment Plan

FOR NON-CUSTODIAL OR NON-CLEARING FIRM/PLATFORM ACCOUNTS:

☐	Mail to Address of Record
☐	Reinvest pursuant to Distribution Reinvestment Plan
☐	Direct Deposit

	☐ Checking	☐ Savings
Financial Institution

Routing/Transit #	Account #
☐ Check if banking information is same as provided in Section A-2
☐ Mail to Brokerage Account or Third Party

Payee Name	Mailing Address

Account #	City		State	Zip

By signing this agreement, I authorize the applicable Cole REIT to deposit distributions into the account specified in Section D, and to debit that account in the amount of any distribution deposited in error. If I withdraw deposits made in error, I authorize the applicable Cole REIT to retain future distributions until the erroneous deposits are recovered. This authorization is effective until terminated in writing by either party.

E INVESTOR(S) ACKNOWLEDGEMENT AND SIGNATURES (Investor(s) must initial each of sections 1-4 and any other applicable sections)

I (we) (or, in the case of fiduciary accounts, the person authorized to sign on my (our) behalf) hereby acknowledge and/or represent the following: For Investors in Either or Both Offerings:

INVESTOR | CO-INVESTOR

|	1. I (we) have received the final Prospectus, whether over the Internet, on a CD-ROM, paper copies, or any other delivery method, relating to the shares of Cole Credit Property Trust IV, Inc. (CCPT IV) and Cole Corporate Income Trust, Inc. (CCIT).

|	2. Excluding home, home furnishings and automobiles, I (we) either: (i) have a net worth of at least $70,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $70,000; or (ii) have a net worth of at least $250,000. In the case of sales to fiduciary accounts, the specific requirements shall be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.

|	3. I am (we are) purchasing the shares for my (our) own account, or if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute this Initial Subscription Agreement and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).

|	4. I (we) acknowledge that the shares are not liquid.

For Investors in Cole Credit Property Trust IV, Inc.

INVESTOR | CO-INVESTOR

|	5. For California residents: I (we) either: (i) have a net worth of at least $250,000; or (ii) have a net worth of at least $75,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $75,000. In addition, my (our) investment in CCPT IV does not exceed ten percent (10%) of my (our) net worth.

|	6. For Iowa and New Mexico residents: My (our) aggregate investment in CCPT IV and its affiliates does not exceed ten percent (10%) of my (our) liquid net worth.

|	7. For Kansas and Massachusetts residents: I (we) acknowledge that the Kansas and Massachusetts securities regulators recommend that I (we) should invest, in the aggregate, no more than ten percent (10%) of my (our) “liquid net worth” (as defined in the Prospectus for Kansas and Massachusetts investors) in CCPT IV and the securities of similar direct participation programs.

|	8. For Kentucky, Michigan, and Oregon residents: My (our) liquid net worth is at least ten (10) times my (our) maximum investment in CCPT IV.

|	9. For Maine residents: My (our) investment in CCPT IV and its affiliates does not exceed ten percent (10%) of my (our) net worth.

|	10. For Nebraska residents: Excluding home, furnishings and automobiles, I (we) either: (i) have a minimum net worth of $100,000 and an annual income of $70,000, or (ii) have a minimum net worth of $350,000. In addition, my (our) investment in CCPT IV does not exceed ten precent (10%) of my (our) net worth.

|	11. For North Dakota residents: My (our) liquid net worth is at least ten (10) times my (our) investment in CCPT IV and its affiliates.

|	12. For Ohio residents: My (our) aggregate investment in CCPT IV, its affiliates and other non-traded real estate investment programs does not exceed ten percent (10%) of my (our) “liquid net worth” (as defined in the Prospectus for Ohio investors).

For Investors in Cole Corporate Income Trust, Inc.

INVESTOR | CO-INVESTOR

|	5. For California residents: I (we) either: (i) have a net worth of at least $250,000; or (ii) have a net worth of at least $75,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $75,000. In addition, my (our) investment in CCIT does not exceed ten percent (10%) of my (our) net worth.

|	6. For Iowa and Ohio residents: My (our) investment in CCIT and its affiliates does not exceed 10% of my (our) liquid net worth.

|	7. For Kansas and Massachusetts residents: I (we) acknowledge that the Kansas and Massachusetts securities regulators recommend that I (we) should invest, in the aggregate, no more than ten percent (10%) of my (our) “liquid net worth” (as defined in the Prospectus for Kansas and Massachusetts investors) in CCIT and the securities of similar direct participation programs.

|	8. For Kentucky, Michigan, and Oregon residents: My (our) liquid net worth is at least ten (10) times my (our) maximum investment in CCIT.

|	9. For Maine residents: I (we) either: (i) have a net worth of at least $250,000, or (ii) have an annual gross income of at least $70,000 and a minimum net worth of $70,000. In addition, my (our) investment in CCIT and its affiliates does not exceed ten percent (10%) of my (our) net worth.

|	10. For Nebraska residents: Excluding home, furnishings and automobiles, I (we) either: (i) have a minimum net worth of $100,000 and an annual income of $70,000, or (ii) have a minimum net worth of $350,000. In addition, my (our) investment in CCIT does not exceed ten percent (10%) of my (our) net worth.

|	11. For North Dakota residents: My (our) liquid net worth is at least ten (10) times my (our) investment in CCIT and its affiliates.

E INVESTOR(S) SIGNATURES (continued)

SUBSTITUTE W-9: I HEREBY CERTIFY under penalty of perjury (i) that the taxpayer identification number shown on this Initial Subscription Agreement is true, correct and complete, (ii) that I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me that I am no longer subject to backup withholding, and (iii) I am a U.S. person.

You should not invest in a Cole REIT unless you have read and understood this agreement and the applicable Prospectuses referred to above and understand the risks associated with an investment in the Cole REIT. In deciding to invest in a Cole REIT, you should rely only on the information contained in the Prospectuses, and not on any other information or representations from any other person or source. Each Cole REIT and each person selling shares of its common stock shall be responsible for making every reasonable effort to determine that such purchase of shares is a suitable and appropriate investment for each investor, based on the information provided by the prospective investor regarding the investor’s financial situation and investment objectives.

A sale of the shares may not be completed until at least five business days after the date the subscriber receives the final Prospectus. If a subscriber’s subscription is accepted, Cole REIT will send the subscriber confirmation of their purchase after they have been admitted as an investor.

Notice is hereby given to each investor that by executing this agreement you are not waiving any rights you may have under the Securities Act of 1933, as amended, or any state securities laws.

Investor’s Signature Date	Custodian Signature Date

Co-Investor’s Signature Date

F FINANCIAL ADVISOR INFORMATION (please complete A or B)

A) REGISTERED REPRESENTATIVE (to be completed by selling Registered Representative)
1.				2.
	Name of Registered Representative				Name of Broker-Dealer

	Representative ID #				Representative CRD #
Have you changed firm affiliation (since last purchase)? ☐ Yes ☐ No
Mailing Address
	City	State	Zip

	Phone	Email Address

B) REGISTERED INVESTMENT ADVISOR (RIA) REPRESENTATIVE (to be completed by selling RIA Representative)
1.				2.
	Name of RIA Representative				Name of RIA Firm
SEC Registered RIA ☐ Yes ☐ No
	Mailing Address				State Registered RIA ☐ Yes ☐ No
States Registered
	City	State	Zip

	Phone	Email Address			RIA IARD #
Have you changed firm affiliation (since last purchase)?
	☐ Yes ☐ No				Name of Clearing Firm

Name of Affiliate Broker Dealer

G REPRESENTATIVE SIGNATURES

Based on the information I obtained from the investor regarding the investor’s financial situation and investment objectives, I hereby certify to Cole Capital Corporation, Cole Holdings Corporation, Cole Credit Property Trust IV, Inc. and Cole Corporate Income Trust, Inc. that I have reasonable grounds for believing that the purchase of the shares by the investor in the respective Cole REIT(s) is a suitable and appropriate investment for this investor.

Signature of Registered or RIA Representative	Signature of Broker-Dealer or Clearing Firm/Platform

☐ I am completing and signing this application pursuant to a power-of-attorney from the investor. I hereby certify that such power-of-attorney is legally valid and includes within its scope my completion and execution of this application on behalf of the investor.

ONCE COMPLETE, PLEASE	Via Regular Mail:	Via Overnight/Express Mail:
DELIVER THIS FORM TO:	COLE REIT	COLE REIT
	DST Systems, Inc.	DST Systems, Inc.
Via Fax:	P.O. Box 219312	430 West 7th Street
1.877.616.1118	Kansas City, MO 64121-9312	Kansas City, MO 64105

© 2012 Cole Capital Advisors, Inc. All rights reserved		JOINT-AGMT-03 (06-12)

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